Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CHARLES RIVER ASSOCIATES INCORPORATED,

IP ACQUISITION CORP.

AND INTECAP, INC.

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is entered into as of March 18, 2004 (the “Agreement”), by and among Charles River Associates Incorporated, a Massachusetts corporation (“Parent”), IP Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), InteCap, Inc., a Delaware corporation (the “Company,” with Merger Sub and the Company being hereinafter sometimes referred to collectively as the “Constituent Corporations”), and William E. Dickenson as agent for the stockholders of the Company (the “Company Stockholder Representative”).

Recitals

A.                                   The Board of Directors of Parent has approved this Agreement in accordance with the Massachusetts Business Corporation Law, and the respective Boards of Directors of Merger Sub and the Company have approved this Agreement, and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”).

B.                                     The Boards of Directors of Merger Sub and the Company have recommended this Agreement for adoption and approval by their respective stockholders.

C.                                     Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger.

In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

Article 1

DEFINITIONS

1.1                                 Certain Matters of Construction.  A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated.  The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.  As used in this Agreement, the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

1.2                                 Cross References.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition

2005 Uncollectible Amount	Section 8.1(a)
Accounting Arbitrator	Section 2.7(e)(2)
Adjusted Preliminary Statement of Cash Adjustment	Section 2.7(e)(1)

Adjusted Preliminary Statement of Working Capital	Section 2.7(e)(1)
Agreement	Preamble
Antitrust Filings	Section 6.4(a)
Audited Financial Statements	Section 3.6
Balance Sheet	Section 3.6
Balance Sheet Date	Section 3.6
Base Merger Consideration	Section 2.7(a)
Buyer Plans	Section 6.9
Cash Adjustment Amount	Section 2.7(b)
Certificate of Merger	Section 2.2
Certificates	Section 2.10(b)
Closing	Section 2.2
Closing Cash Amount	Section 2.7(b)(1)
Closing Date	Section 2.2
Closing Working Capital	Section 2.7(d)(2)
Common Merger Consideration	Section 2.9(a)
Common Pro Rata Percentage	Section 2.9(c)
Company	Preamble
Company Insurance Contracts	Section 3.19
Company Plans	Section 3.11(a)
Company Preferred Stock	Section 2.6(a)(2)
Company Proprietary Rights	Section 3.17(a)
Company Stock	Section 2.6(a)(2)
Company Stockholder Representative	Preamble
Confidentiality Agreement	Section 6.5(a)
Constituent Corporations	Preamble
DGCL	Recitals
Disclosure Letter	Article 3
Dissenting Shares	Section 2.12(a)
Effective Time	Section 2.2
Employee List	Section 3.12(b)
Encumbrances	Section 3.15(a)
Equitable Qualifications	Section 3.5(a)
Escrow Adjustment Payments	Section 2.9(d)(1)
Escrow Agent	Section 2.8(a)(1)
Escrow Agreement	Section 2.8(a)(1)
Escrow Fund	Section 2.8(a)(1)
Excess Receivables	Section 2.7(c)(3)
Exchange Fund	Section 2.10(a)
Exclusivity Period	Section 6.1
Final Cash Adjustment Amount	Section 2.8(b)
Final Statement of Cash Adjustment	Section 2.7(e)(1)
Final Statement of Closing Working Capital	Section 2.7(e)(1)
Final Working Capital Adjustment Amount	Section 2.8(c)
Financial Statements	Section 3.6
Foreign Plans	Section 3.11(h)

Foreign Retirement Plan	Section 3.11(h)
Foreign Welfare Plan	Section 3.11(h)
Fraud Claims	Section 8.2(e)
Fundamental Representations	Section 6.13
GAAP	Section 2.7(b)(1)
Governmental Entity	Section 3.5(b)
HSR Act	Section 3.5(b)
Indebtedness	Section 2.7(a)(1)
Indemnity Insurance Policy	Section 6.13
Intellectual Property Rights	Section 3.17(a)
IPAC Loan	Section 2.7(c)(1)
IPAC Loan Proceeds	Section 2.7(c)(1)
Liabilities	Section 3.7(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Common Stock	Section 2.6(c)
NC-SRT Payments	Section 2.7(c)(2)
NC-SRT Proceeds	Section 2.7(c)(2)
Other Filings	Section 6.4(a)
Outstanding Indebtedness	Section 2.7(a)(1)
Parent	Preamble
Parent Claims	Section 8.1(a)
Parent Group	Section 8.1(a)
Parent’s Auditor	Section 2.7(e)(1)
Permits	Section 3.8
Preferred Merger Consideration	Section 2.9(a)
Preliminary Cash Adjustment Payment	Section 2.8(b)
Preliminary Statement of Cash Adjustment	Section 2.7(b)(4)
Preliminary Statement of Closing Working Capital	Section 2.7(d)(3)
Preliminary Working Capital Payment	Section 2.8(c)
Professional Services Agreement	Section 6.10
Receivables Certificate	Section 2.7(c)(3)
Special Adjustment Amount	Section 2.7(c)
Special Letters of Credit	Section 2.8(g)
Special Letters of Credit Amount	Section 2.8(g)
Special Receivables	Section 2.7(c)(3)
Stockholder Agreements	Section 6.3
Supplemental Bonus Plan	Section 2.7(a)(4)
Supplemental Bonus Plan Payments	Section 2.7(a)(4)
Surviving Corporation	Section 2.1
Takeover Statute	Section 3.23
Third-Party Parent Claims	Section 8.4(b)
Total Merger Consideration	Section 2.7
Transaction Expenses	Section 2.7(a)(2)
Transaction Incentive Plan	Section 2.7(a)(3)
Transaction Incentive Plan Payments	Section 2.7(a)(3)

Unaudited Financial Statements	Section 3.6
Uncollectible Receivables	Section 8.1(a)
Unpaid Consultant Bonuses	Section 2.7(b)(3)
Unpaid Restructuring Reserves	Section 2.7(b)(2)
Welfare Plan	Section 3.11(g)
Working Capital Adjustment Amount	Section 2.7(d)
Working Capital Target	Section 2.7(d)(1)

1.3                                 Certain Definitions.  As used in this Agreement, the following terms shall have the following meanings:

(a)          Affiliate:  with respect to any Person, any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person.

(b)         Affiliated Group:  any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

(c)          Applicable Ratio:  when the amount of Total Merger Consideration, after taking into account all adjustments to the Merger Consideration hereunder (including, without limitation, adjustments resulting from indemnification payments made to Parent), actually paid to the Company Stockholder Representative (i) is equal to or less than $61.1 million, 100% to the Company Common Stockholders, (ii) exceeds $61.1 million but is less than or equal to $71.1 million, 40% to the Company Common Stockholders and 60% to the Transaction Incentive Plan Recipients (as adjusted pursuant to the terms of the Transaction Incentive Plan) and (iii) exceeds $71.1 million, 60% to the Company Common Stockholders and 40% to the Transaction Incentive Plan Recipients (as adjusted pursuant to the terms of the Transaction Incentive Plan); provided that, when the aggregate amount of all Closing Transaction Incentive Plan Payments and Contingent Transaction Incentive Plan Payments made equals $10 million, the Total Merger Consideration shall then be deemed allocated and distributed 100% to the Company Common Stockholders.

(d)         Closing Transaction Incentive Plan Payments:  Transaction Incentive Plan Payments paid to the Transaction Incentive Plan Recipients at the Closing.

(e)          COBRA:  the provisions of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(f)            Code:  the Internal Revenue Code of 1986, as amended.

(g)         Commercial Software:  packaged commercial software programs available to the public through retail dealers in computer software or directly from the manufacturer or the developer which have been licensed to the Company or any of its Subsidiaries pursuant to End-User Licenses and which are used in the business of the Company and its Subsidiaries but are not a component of or incorporated in any of products or services of the Company or any of its Subsidiaries and related trademarks, technology and know-how.

(h)         Common Stock Per Share Value: means an amount equal to a fraction, the numerator of which is the sum of (i) the Common Merger Consideration and (ii) the aggregate exercise price of the In-the-Money Options at the time of measurement, and the denominator of which is the sum of (x) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and (y) the number of vested shares of Company Common Stock issuable upon exercise of the In-the-Money Options at the time of measurement.

(i)             Company Class A Common Stock: Class A common stock, par value $0.01 per share, of the Company.

(j)             Company Class B Common Stock: Class B common stock, par value $0.01 per share, of the Company.

(k)          Company Common Stock:  the Company Class A Common Stock and the Company Class B Common Stock.

(l)             Company Common Stockholders:  the holders of Company Common Stock, and, in each case at such time as any Company Options become In-the-Money Options, the holders of such In-the-Money Options.

(m)       Company Leases:  each lease, sublease, license or other agreement under which the Company or any of its Subsidiaries uses, occupies or has the right to occupy any real property or interest therein, including all amendments thereto and all other documents affecting or modifying the rights of the Company or any of its Subsidiaries with respect thereto.

(n)         Company Material Adverse Effect:  any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, (i) materially adverse to the business, operations, financial condition, results of operations, cash flows, properties, assets, liabilities or obligations (whether absolute, accrued, conditional or otherwise) of the Company and its Subsidiaries, taken as a whole, other than any adverse change, effect, event, occurrence or state of facts: (A) attributable to conditions affecting the industry in which the Company and its Subsidiaries participate, the U.S. economy as a whole or the capital markets in general, except to the extent such change, effect, event, occurrence, state of facts disproportionately affects the Company and its Subsidiaries, taken as a whole, (B) attributable to the public announcement of the transactions contemplated by this Agreement, or (C) arising from or relating to any change required by GAAP in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or (ii) materially adverse to the prospects of the Company and its Subsidiaries, taken as a whole, to continue its current work for the Official Committee of Unsecured Creditors’ of Enron Corp.

(o)         Company Options:  means options to purchase shares of the Company Class A Common Stock.

(p)         Company Preferred Stockholders:  the holders of Company Preferred Stock.

(q)         Company Revolver:  the Company’s revolving credit facility, pursuant to Section 1.1(b) of the Amended and Restated Credit Agreement by and among the Company, InteCap Holdings, Inc., Antares Capital Corporation, and Wachovia Bank, National Association, dated as of December 8, 2000, and as amended on April 26, 2002, March 19, 2003, December 10, 2003 and February 28, 2004.

(r)            Company Stockholders:  the Company Common Stockholders and the Company Preferred Stockholders.

(s)          Control:  (including, with correlative meaning, Controlled by and under common Control with) as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(t)            Contingent Transaction Incentive Plan Payments:  amounts paid to Transaction Incentive Plan Recipients after the Closing pursuant to Sections 2.8(e) and 2.8(g) and upon distributions of the Escrow Fund.

(u)         End-User Licenses:  any object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

(v)         Environmental Claim:  any notice alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or any of its Affiliates or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(w)       Environmental Laws:  any and all statutes, regulations and ordinances relating to the protection of public health, safety or the environment.

(x)           ERISA:  the Employee Retirement Income Security Act of 1974, as amended.

(y)         ERISA Affiliate:  with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common Control or affiliated service group that includes that party (as defined for purposes of Section 414(b), (c) and (m) of the Code).

(z)           Exchange Act:  the Securities Exchange Act of 1934, as amended.

(aa)                            In-the-Money Options: means all vested Company Options which are exercisable (or will become exercisable as a result of the transactions contemplated hereby), as of immediately prior to the Effective Time, at an exercise price per share below the Common Stock Per Share Value (after giving effect to the exercise thereof) as finally determined.  For purposes of this Agreement, the right of James E. Malackowski (“Malackowski”) to receive additional consideration for shares of Company Common Stock previously repurchased from him, pursuant to the terms of that certain Stock Repurchase Addendum, dated as of July 18, 2003, by and between the Company and Malackowski, and that certain Assignment Separate From Certificate, dated as of July 18, 2003, by and between the Company and Malackowski, shall be deemed to be In-the-Money Options, in the quantity of the number of shares so repurchased, and with a deemed exercise price of $0.10.

(bb)                          Knowledge of the Company: means (i) the actual knowledge (without any duty of investigation or inquiry) of Walter Bratic, Michael G. Mayer, Daniel McGavock, Ray Sims, Michael Wagner or David Yurkerwich; or (ii) the knowledge (including the knowledge that that person could have obtained after due inquiry) of William E. Dickenson, Daniel Rudolph or Chad Holmes.

(cc)                            Materials of Environmental Concern:  petroleum and its by-products and all hazardous materials and other substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

(dd)                          Parent Stock: the common stock, without par value, of Parent.

(ee)                            Parent Material Adverse Effect:  any change, effect, event, occurrence or state of facts that prevents or materially delays, or would reasonably be expected to prevent or materially delay, Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

(ff)                                Permitted Encumbrances:  (i) liens for current taxes and other statutory liens and trusts not yet due and payable or that are being contested in good faith, (ii) liens that were incurred in the ordinary course of business, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business, (iii) liens on personal property leased under operating leases, (iv) liens, pledges or deposits incurred or made in connection with workmen’s compensation, unemployment insurance and other social security benefits, or securing the performance of bids, tenders, leases, contracts (other than for the repayment of borrowed money), statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the ordinary course of business, (v) pledges of or liens on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such manufactured products in the ordinary course of business, (vi) liens under Article 2 of the Uniform Commercial Code that are special property interests in goods identified as goods to which a contract refers, and (vii) liens under Article 9 of the Uniform Commercial Code that are purchase money security interests, none of which are material in the aggregate or individually.

(gg)                          Person:  an individual, corporation, partnership, limited liability company, association, a joint stock company, joint venture, estate, trust, unincorporated organization, or other entity or organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(hh)                          Preferred Stock Per Share Value:  means, with respect to any share of Company Preferred Stock, other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.6(b), an amount equal to the Liquidation Value (as such term is defined in the Company’s Certificate of Incorporation) of such share of Company Preferred Stock, together with the accrued and unpaid dividends on such share through the date upon which the Liquidation Value and accrued and unpaid dividends with respect to such share is paid in full.

(ii)                                  Restructurings:  means (i) the closing of the Company’s offices in San Francisco, California in 2002, Los Angeles, California in 2003 and Milwaukee, Wisconsin in 2002 and (ii) the sale of the Company’s Atlanta operations in 2003.

(jj)                                  SEC:  the Securities and Exchange Commission, or any Governmental Entity succeeding to its functions.

(kk)                            Securities Act:  the Securities Act of 1933, as amended.

(ll)                                  Subsidiary:  any Person (other than an individual) a majority (by number of votes on the election of directors or persons holding positions with similar responsibilities) of the shares of capital stock (or other voting interests) of which is owned by Parent, the Company or their respective Subsidiaries, as the case may be.

(mm)                      Tax:  any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(nn)                          Tax Return:  any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(oo)                          Transaction Related D&O Indemnity Claims:  any obligation of Parent or the Surviving Corporation and its Subsidiaries to indemnify and hold harmless current or former directors or officers of the Company for claims, if any, that may result or arise from their approval or recommendation of the transactions contemplated hereby, pursuant to the DGCL, the Company’s certificate of incorporation, the Company’s by-laws or any other applicable Company obligations.

(pp)                          Transaction Incentive Plan Payment Percentage:  with respect to any Transaction Incentive Plan Recipient, the percentage of all Transaction Incentive Plan Payments to which such Person is entitled pursuant to the Transaction Incentive Plan.

(qq)                          Transaction Incentive Plan Recipients:  Persons designated by the Company to receive Transaction Incentive Plan Payments under the Transaction Incentive Plan.

(rr)                                Transaction Payments:  payments made pursuant to the Transaction Incentive Plan and/or the Supplemental Bonus Plan.

(ss)                            Transaction Payment Recipients:  Persons designated by the Company to receive Transaction Payments.

Article 2

THE MERGER

2.1                                 The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger.  The corporation surviving the Merger shall be referred to herein as the “Surviving Corporation.”

2.2                                 Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, substantially in the form of Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL as soon as practicable on or after the Closing Date.  The time of such filing, or such later time as Parent and the Company may hereafter agree in writing and specify in the Certificate of Merger, shall be the “Effective Time.”  The closing of the Merger (the “Closing”) shall take place at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts 02210, at 10:00 a.m. Boston time, on a date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the parties shall agree in writing (the “Closing Date”).

2.3                                 Effect of the Merger.

(a)          At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL.  Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

(b)         If, at any time after the Effective Time, the Surviving Corporation shall believe or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm in the Surviving Corporation title to or ownership or possession of any right, privilege, power, franchise, property or other asset of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger or (ii) otherwise to carry out the purposes of this Agreement, then (A) each Constituent Corporation and its officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all proper assignments and assurances in law and to undertake all other acts necessary or proper to vest, perfect or confirm title to or ownership or possession of such rights, privileges, powers, franchises, properties or other assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement and (B) the officers and directors of the Surviving Corporation shall be deemed to be authorized fully to take any and all such actions in the name of either Constituent Corporation or otherwise.

2.4                                 Certificate of Incorporation; By-laws.

(a)          The certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; provided, however, that the Certificate of Merger may provide for such change in the name of the Surviving Corporation as Parent shall determine in its sole discretion.

(b)         The by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

2.5                                 Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time until their respective successors are duly appointed.

2.6                                 Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)          Conversion of Capital Stock.

(1)          At the Effective Time, each share of Company Class A Common Stock and Company Class B Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and any “Dissenting Shares” (as defined and to the extent provided in Section 2.12(a)), will be canceled and extinguished and automatically converted (subject to Section 2.6(d)) into the right to receive the Common Stock Per Share Value.  Upon surrender of certificates representing shares of Company Common Stock in the manner provided in Section 2.10, the holder thereof shall be entitled to receive, at such time as any Common Merger Consideration shall become payable pursuant to Sections 2.7 through 2.12 below, such holder’s Common Pro Rata Percentage of the Common Merger Consideration applicable to such holder’s ownership of Company Common Stock.

(2)          At the Effective Time, each share of the Class A preferred stock, par value $0.01 per share, of the Company (the “Company Preferred Stock” and together with the Company Common Stock, the “Company Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.6(b) and any “Dissenting Shares” (as defined and to the extent provided in Section 2.12(a)), will be canceled and extinguished and automatically converted (subject to Section 2.6(d)) into the right to receive such share’s Preferred Stock Per Share Value.  Upon surrender of certificates representing shares of Company Preferred Stock in the manner provided in Section 2.10, the holder thereof shall be entitled to receive, at such time as any Preferred Merger Consideration shall become payable, pursuant to Sections 2.7 through 2.12 below, the Preferred Stock Per Share Value applicable to each such certificated share.

(3)          At the Effective Time, all of the outstanding and unexercised Company Options shall be canceled and extinguished, and, the holders of In-the-Money Options, if any, shall be entitled to receive an amount in cash equal to the product of (x) the number of shares of Company Common Stock previously subject to the vested portion of such Company Options and (y) the excess, if any, of the Common Stock Per Share Value over the exercise price per share previously subject to such Company Options, less any required withholding taxes.  At such time that a Company Option becomes an In-the-Money Option, the holder of the In-the-Money Option shall be entitled to receive, at such time as any Common Merger Consideration shall become payable pursuant to Sections 2.7 through 2.12 below, such holder’s Common Pro Rata Percentage of the Common Merger Consideration applicable to such holder’s ownership of In-the-Money Options.  Parent shall cause the Surviving Corporation to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the holders of In-the-Money Options.

(b)         Cancellation of Company-Owned and Parent-Owned Stock.  At the Effective Time, each share of Company Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)          Capital Stock of Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(d)         Adjustments to Merger Consideration.  The Common Merger Consideration and the Preferred Merger Consideration, as applicable, shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Company Preferred Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock or Company Preferred Stock occurring on or after the date hereof and prior to the Effective Time.

2.7                                 Merger Consideration.  The total consideration into which all of the outstanding shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted (the “Total Merger Consideration”) shall consist of the Base Merger Consideration, the Cash Adjustment Amount, the Special Adjustment Amount, the Working Capital Adjustment Amount, the Special Letters of Credit Amount and the total amount ultimately released from the Escrow Fund and paid to the Company Stockholder Representative, less in each case where applicable, the Contingent Transaction Incentive Plan Payments related thereto.

(a)          Base Merger Consideration.  The “Base Merger Consideration” shall consist of Seventy-Eight Million Seven Hundred Thousand Dollars ($78,700,000) minus the sum of (i) the Outstanding Indebtedness, (ii) the Transaction Expenses, (iii) the Closing Transaction Incentive Plan Payments, (iv) the Supplemental Bonus Plan Payments, and (v) the Escrow Fund.

(1)          The “Outstanding Indebtedness” shall mean all Indebtedness of the Company and its Subsidiaries as of the Effective Time.  “Indebtedness” shall mean (i) all obligations for borrowed money, (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments and all reimbursement or other similar obligations in respect of letters of credit (other than the Special Letters of Credit and letters of credit issued in the ordinary course of business consistent with past practice and listed in Section 2.7(a) of the Disclosure Letter), bankers acceptances, or other similar financial products, (iii) all obligations under capital leases, (iv) all obligations or liabilities secured by any Encumbrance on any asset of the Company or any of its Subsidiaries, (v) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business consistent with past practice and repayable in accordance with customary trade practices), (vi) all obligations guaranteeing any monetary obligation of any Person other than the Company and its Subsidiaries that constitutes Indebtedness under any of clauses (i) through (v) above.  For the purposes of the preceding sentence, the term “all obligations” includes, without limitation, any and all principal, interest, fees and other costs.

(2)          The “Transaction Expenses” shall mean all costs and expenses incurred by the Company and its Subsidiaries not already paid as of immediately prior to the Effective Time in connection with the negotiation, preparation or performance of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants.  Without limiting the generality of the foregoing, the Transaction Expenses shall be conclusively presumed to include (i) all fees and costs payable pursuant to the engagement letter dated as of October 30, 2003, and as amended on November 19, 2003, by and between the Company and McColl Partners, LLC, the Company’s investment bank, (ii) all fees and disbursements payable by the Company or any of its Subsidiaries to Kirkland & Ellis LLP, counsel to the Company, or Ernst & Young LLP, independent auditor for the Company, for any period subsequent to October 1, 2003, other than fees and disbursements that the Company shall demonstrate to Parent’s satisfaction do not relate to this Agreement or the transactions contemplated hereby, (iii) any expenses of the Company Stockholders (including GTCR Fund VI, L.P.) and management of the Company in connection with the transactions contemplated hereby that the Company has agreed to reimburse, and (iv) any bonus or severance obligations that become payable under the agreements disclosed on Section 3.11(e)(2) of the Disclosure Letter either as a result of the consummation of the transactions contemplated hereby alone or as a result of termination of employment in connection therewith (for purposes of clarity, amounts in this (iv) shall not be considered Unpaid Consultant Bonuses).  Prior to the Closing, the Company shall request that each of McColl Partners, LLC, Kirkland & Ellis LLP and Ernst & Young LLP provide to the Company a final invoice for all services rendered to the Company and its Subsidiaries through and including the Closing Date, which invoice shall include an estimate of the maximum amount of fees and disbursements expected to be incurred for services rendered to the Company and its Subsidiaries after the Closing Date.

(3)          The “Transaction Incentive Plan Payments” shall mean amounts paid or payable at or after the Closing from time to time under the Company’s Transaction Incentive Program approved by the board of directors of the Company on July 29, 2003, as amended through the date hereof (the “Transaction Incentive Plan”).

(4)          The “Supplemental Bonus Plan Payments” shall mean the $3,000,000 paid or payable under a supplemental bonus plan ratified by the board of directors of the Company effective as of March 18, 2004 (the “Supplemental Bonus Plan”).

(5)          At the Closing, the Company shall deliver to Parent a certificate in substantially the form attached hereto as Exhibit B, dated the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, as to the Outstanding Indebtedness, the Transaction Expenses and the Closing Transaction Incentive Plan Payments, which certificate shall provide an itemization, satisfactory to Parent, of each component of the Outstanding Indebtedness, the Transaction Expenses and the Closing Transaction Incentive Plan Payments.  Such certificate shall specify the name of each payee, the amount payable to each payee, and the nature of the obligation giving rise to the payment.

(b)         Cash Adjustment Amount.  The “Cash Adjustment Amount” shall consist of the Closing Cash Amount minus the sum of (i) Unpaid Restructuring Reserves and (ii) Unpaid Consultant Bonuses, all as reflected in the Final Statement of Cash Adjustment.

(1)          The “Closing Cash Amount” shall mean the amount of cash and cash equivalents (excluding cash maintained as cash collateral for an obligation), determined in accordance with generally accepted accounting principles (“GAAP”) as applied on a basis, and using methodologies, consistent with the Audited Financial Statements, held by the Company and its Subsidiaries as of the Effective Time.

(2)          The “Unpaid Restructuring Reserves” shall mean all reserves recorded (or which were required to be recorded) by the Company or any of its Subsidiaries in respect of the Restructurings (whether or not such reserves are or were or may be required to be reflected on any balance sheet), which reserves (i) were determined in accordance with GAAP as applied on a basis, and using methodologies, consistent with the Audited Financial Statements, (ii) are set forth, as of the Effective Time, in the Preliminary Statement of Cash Adjustment, and (iii) remain on the books of the Company and its Subsidiaries (or, with respect to reserves which were required to be recorded, which remain unrecorded) as of the Effective Time.  The Unpaid Restructuring Reserves shall include reserves equal to the face amount of the Special Letters of Credit.

(3)          The “Unpaid Consultant Bonuses” shall mean all bonuses earned and accrued prior to the Effective Time (other than the Transaction Incentive Plan Payments), determined in accordance with GAAP as applied on a basis, and using methodologies, consistent with the Audited Financial Statements, by any director, officer, employee or consultant of the Company or any of its Subsidiaries, and which remain unpaid as of the Effective Time; provided that the Company shall calculate such bonuses with respect to the period from January 1, 2004 through the Effective Time on the basis of revenue recognized by the Company during such period (determined in accordance with GAAP as applied on a basis, and using methodologies, consistent with the Audited Financial Statements).

(4)          At the Closing, the Company shall deliver to Parent a certificate, dated the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, setting forth the Company’s calculation, in reasonable detail reasonably satisfactory to Parent, of the Cash Adjustment Amount (the “Preliminary Statement of Cash Adjustment”).  The Company shall have delivered to Parent, within a reasonable time prior to the scheduled Closing, a draft Preliminary Statement of Cash Adjustment, and shall reasonably communicate with Parent any changes or updates to such draft statement up until the time it issues such certificate at Closing, based on changed circumstances and giving due consideration to the feedback, if any, it receives from Parent.

(c)          Special Adjustment Amount.  The “Special Adjustment Amount” shall consist of the IPAC Note Proceeds, the NC-SRT Proceeds and the Excess Receivables.

(1)          The “IPAC Note Proceeds” shall mean any principal and interest received after the Effective Time and before the fifth anniversary of the Closing Date under the secured promissory note dated as of June 2, 2003 issued by Intellectual Property Asset Corporation to the Company or its Subsidiaries (the “IPAC Note”), less any Tax paid or payable directly or indirectly by Parent in respect of such principal and interest.

(2)          The “NC-SRT Proceeds” shall mean any and all payments received after the Effective Time and before the fifth anniversary of the Closing Date under the terms of Section 3(a)(ii) of that certain Asset Purchase Agreement dated June 2, 2003 among the Company, its Subsidiary, Intellectual Property Asset Corporation, David Kennedy and Michael McLaughlin (the “NC-SRT Payments”), less any Tax paid or payable directly or indirectly by Parent in respect of such amounts.

(3)          The “Excess Receivables” shall mean (i) the amount of accounts receivable and unbilled work-in-process of the Company at the Effective Time (as set forth and identified in a certificate delivered at the Closing, provided by the Company to Parent, dated the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, setting forth the Company’s calculation of all accounts receivable and unbilled work-in-process of the Company at the Effective Time, and identifying each account receivable and unbilled work-in-process to a specific Company client, as of the Effective Time (the “Receivables Certificate”)) that Parent shall collect on or before March 31, 2005, minus (ii) the net accounts receivable reflected on the Final Statement of Closing Working Capital and the net unbilled work-in-process reflected on the Final Statement of Closing Working Capital; provided, however, that if between April 1, 2005 and March 31, 2006 Parent shall collect any amounts with respect to the accounts receivable and unbilled work-in-process listed in Section 2.7(c)(3) of the Disclosure Letter (the “Special Receivables”), then the Excess Receivables shall be recalculated as of March 31, 2006 to reflect the collection of such Special Receivables through that date (but not any other accounts receivable or unbilled work-in-process collected after March 31, 2005).  Collections of the accounts receivable that have been outstanding for 120 days or less shall be determined and applied on a “first in-first out” basis (i.e., all collections of such receivables by the Surviving Corporation, Parent or their Subsidiaries from the same client shall be first applied to the oldest accounts receivable owing from such client to the Surviving Corporation, Parent or their Subsidiaries) and collections of accounts receivable that have been outstanding for 121 days or more shall be determined and applied as Parent, in its good faith determination, deems appropriate under the circumstances.  The Company shall have delivered to Parent, within a reasonable time prior to the scheduled Closing, a draft Receivables Certificate, and shall reasonably communicate with Parent any changes or updates to such draft statement up until the time it issues such certificate at Closing, based on changed circumstances and giving due consideration to the feedback, if any, it receives from Parent.

(4)          After the Effective Time, Parent shall use its commercially reasonable efforts (i) to collect timely payment on the IPAC Note and (ii) to collect the NC-SRT Payments.  Parent shall not agree to settle (nor permit the Surviving Corporation or any of their Subsidiaries to settle) at a discount the IPAC Note or the arrangement to receive the NC-SRT Payments without the prior written consent of the Company Stockholder Representative, which consent shall not be unreasonably withheld, assuming Parent’s compliance with its obligations in the preceding sentence.  For the purposes of this section, commercially reasonable efforts shall not include the commencement or threat of litigation by Parent.  If requested by the Company Stockholder Representative, Parent shall assign to the Company Stockholder Representative for the benefit of the Company Stockholders and the Transaction Incentive Plan Recipients (x) to the extent not paid in full, the IPAC Note, and (y) to the extent not paid in full, the right to receive the NC-SRT Payments.

(d)         Working Capital Adjustment Amount.  The “Working Capital Adjustment Amount” shall equal the Final Statement of Closing Working Capital minus the Working Capital Target.

(1)          The “Working Capital Target” shall mean $12,700,000.

(2)          The “Closing Working Capital” shall mean the sum of accounts receivable (net of allowance for doubtful accounts), unbilled work-in-progress (net of reserves), prepaid expenses and other current assets, minus the sum of accounts payable, accrued expenses and other current liabilities, in each case as of the Effective Time and in each case as determined in accordance with GAAP as applied on a basis, and using methodologies, consistent with the Audited Financial Statements.  For purposes of the calculation of Closing Working Capital, the following amounts shall be excluded:  cash and cash equivalents, any amount attributable to the IPAC Note, any amount attributable to the NC-SRT Payments, the Unpaid Restructuring Reserves, any accruals for the Transaction Expenses and the Transaction Incentive Plan Payments, short-term Indebtedness, the Unpaid Consultant Bonuses and any accruals for the deferred compensation plan discussed in Section 6.14 hereof.

(3)          At the Closing, the Company will deliver to Parent a certificate, dated the Closing Date and signed by the President and Chief Executive Officer and Chief Financial Officer of the Company, setting forth the Company’s calculation, in reasonable detail reasonably satisfactory to Parent, of Closing Working Capital (the “Preliminary Statement of Closing Working Capital”).  The Company shall have delivered to Parent, within a reasonable time prior to the scheduled Closing, a draft Preliminary Statement of Working Capital, and shall reasonably communicate with Parent any changes or updates to such draft statement up until the time it issues such certificate at Closing, based on changed circumstances and giving due consideration to the feedback, if any, it receives from Parent.

(e)          Review of Cash Adjustment Amount and Working Capital Adjustment Amount.

(1)          Parent will cause Ernst & Young LLP, Parent’s independent auditors (“Parent’s Auditor”), to review the Preliminary Statement of Cash Adjustment and the Preliminary Statement of Closing Working Capital, and to issue a report thereon within 45 days of the Closing Date, and Parent will reflect in the Preliminary Statement of Cash Adjustment and the Preliminary Statement of Closing Working Capital such adjustments, if any, as are proposed by Parent’s Auditor based upon its review.  If Parent’s Auditor proposes no adjustments to the Preliminary Statement of Cash Adjustment, the Preliminary Statement of Cash Adjustment will become the “Final Statement of Cash Adjustment”, which shall be deemed to be final, conclusive and binding upon the parties.  If Parent’s Auditor proposes adjustments to the Preliminary Statement of Cash Adjustment, then, within 45 days of the Closing Date, Parent shall deliver to the Company Stockholder Representative the Preliminary Statement of Cash Adjustment with the proposed adjustments of Parent’s Auditor and the report of Parent’s Auditor with respect thereto (the “Adjusted Preliminary Statement of Cash Adjustment”).  If Parent’s Auditor proposes no adjustments to the Preliminary Statement of Closing Working Capital, the Preliminary Statement of Closing Working Capital will become the “Final Statement of Closing Working Capital”, which shall be deemed to be final, conclusive and binding upon the parties.  If Parent’s Auditor proposes adjustments to the Preliminary Statement of Closing Working Capital, then within 45 days of the Closing Date, Parent shall deliver to the Company Stockholder Representative the Preliminary Statement of Closing Working Capital with the proposed adjustments of Parent’s Auditor and the report of Parent’s Auditor with respect thereto (the “Adjusted Preliminary Statement of Working Capital”).

(2)          Within 30 days after receipt of the Adjusted Preliminary Statement of Cash Adjustment and/or the Adjusted Preliminary Statement of Working Capital, the Company Stockholder Representative shall notify Parent whether he accepts or disputes the adjustments proposed by Parent’s Auditor.  During such 30-day period and until the determination of the Final Statement of Cash Adjustment and/or Final Statement of Closing Working Capital, the Company Stockholder Representative shall be provided access to such financial books and records of the Company and such Company personnel, including accounting personnel, as he may reasonably request in order to confirm the accuracy of the Preliminary Statement of Cash Adjustment and/or the Preliminary Statement of Closing Working Capital and the adjustments proposed by Parent’s Auditor.  If the Company Stockholder Representative accepts the adjustments proposed by Parent’s Auditor or fails to notify Parent of any dispute with respect thereto within such 30 day period, then the Preliminary Statement of Cash

Adjustment and/or the Preliminary Statement of Closing Working Capital, as modified by the adjustments proposed by Parent’s Auditor, shall become the Final Statement of Cash Adjustment and/or the Final Statement of Closing Working Capital, as applicable, which shall be deemed to be final, conclusive and binding upon the parties.  If the Company Stockholder Representative disputes the accuracy of the adjustments proposed by Parent’s Auditor, he shall in such notice set forth in reasonable detail those items that he believes are not fairly presented in conformity with this Section 2.7(e) and the reasons for his opinion.  Parent and the Company Stockholder Representative shall then meet and in good faith try to resolve their disagreements over the disputed items.  If Parent and the Company Stockholder Representative resolve their disagreements over the disputed items in accordance with the foregoing procedure, the Preliminary Statement of Cash Adjustment and/or the Preliminary Statement of Closing Working Capital, as applicable, together with the adjustments proposed by Parent’s Auditor and the modifications to which the parties shall have agreed, shall be deemed to be the Final Statement of Cash Adjustment and/or the Final Statement of Closing Working Capital, as applicable, which shall be deemed to be final, conclusive and binding upon the parties.  If Parent and the Company Stockholder Representative have not resolved their disagreements over the disputed items within fifteen (15) days after the Company Stockholder Representative’s notice of dispute, the parties shall forthwith jointly request PricewaterhouseCoopers LLP (or if that firm shall decline such appointment, KPMG LLP, or if both firms shall decline such appointment, another independent, national accounting firm mutually agreed to by Parent and the Company Stockholder Representative) (the “Accounting Arbitrator”) to make a binding determination of those disputed items in accordance with this Agreement.  The Accounting Arbitrator will have no more than 60 days from the date of referral and no more than 30 days from the final submission of information or testimony by Parent and the Company Stockholder Representative to render its decision with respect to the disputed items, which decision shall be final and binding upon the parties and enforceable as an arbitration award pursuant to the Massachusetts Uniform Arbitration Act for Commercial Disputes, Mass. Gen. Laws Ann. ch. 251 or the Federal Arbitration Act, 9 U.S.C. §§1 et seq.  The Preliminary Statement of Cash Adjustment, together with the adjustments proposed by Parent’s Auditor and agreed to by the Company Stockholder Representative, and the modifications determined by the Accounting Arbitrator to be necessary, shall be deemed to be the Final Statement of Cash Adjustment.  The Preliminary Statement of Closing Working Capital, together with the adjustments proposed by Parent’s Auditor and agreed to by the Company Stockholder Representative, and the modifications determined by the Accounting Arbitrator to be necessary, shall be deemed to be the Final Statement of Closing Working Capital.  The fees and expenses of the Accounting Arbitrator engaged pursuant to this Section shall be paid from the Escrow Fund, unless the Final Statement of Cash Adjustment and/or the Final Statement of Closing Working Capital exceed, in the aggregate, the Adjusted Preliminary Statement of Cash Adjustment and/or the Adjusted Preliminary Statement of Working Capital,

as applicable, by $400,000 or more, in which case Parent shall bear all such fees and expenses.

2.8                                 Delivery of Merger Consideration.

(a)          At the Closing.

(1)          At the Closing, Parent shall deliver to U.S. Bank National Association, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement (the “Escrow Agreement”) in substantially the form attached as Exhibit C hereto, by certified or bank check or wire transfer, an amount in cash equal to $8,000,000 (the “Escrow Fund”).

(2)          At the Closing, Parent shall deliver to the Company Stockholder Representative by certified or bank check or wire transfer, for payment to the Company Stockholders in accordance with this Article 2, an amount in cash equal to the Base Merger Consideration.

(3)          At the Closing, Parent shall deliver, or cause to be delivered, on behalf of the Company to the Stockholder Representative for the benefit of each Transaction Payment Recipient (i) such Transaction Payment Recipient’s portion of the Closing Transaction Incentive Plan Payments and (ii) such Transaction Payment Recipient’s portion of the Supplemental Bonus amount, if any.

(b)         Preliminary Cash Adjustment Amount.  At the Closing, Parent shall deliver to the Company Stockholder Representative by certified or bank check or wire transfer, for payment to the Company Stockholders in accordance with this Article 2, an amount in cash equal to the positive amount, if any, of the Cash Adjustment Amount as indicated in the Preliminary Statement of Cash Adjustment (any such payment, the “Preliminary Cash Adjustment Payment”).  The Cash Adjustment Amount as indicated in the Final Statement of Cash Adjustment, less the Preliminary Cash Adjustment Payment, if any, is referred to as the “Final Cash Adjustment Amount.”

(c)          Preliminary Working Capital Payment.  At the Closing, Parent shall deliver to the Company Stockholder Representative by certified or bank check or wire transfer, for payment to the Company Stockholders in accordance with this Article 2, an amount in cash equal to the amount, if any, that Closing Working Capital as indicated in the Preliminary Statement of Working Capital exceeds the Working Capital Target (any such payment, the “Preliminary Working Capital Payment”).  The Working Capital Adjustment as indicated in the Final Statement of Working Capital, less the Preliminary Working Capital Payment, if any, is referred to as the “Final Working Capital Adjustment Amount.”

(d)         Cash Adjustment Amount.  If the Final Cash Adjustment Amount is a positive number, Parent shall pay such Final Cash Adjustment Amount (plus simple interest on such amount at an annual rate of interest of 1.25% from the Closing Date through the date of payment) to the Company Stockholder Representative, for payment to the Company Stockholders in accordance with this Article 2, within ten (10) business days of the determination of the Final Statement of Cash Adjustment.  If the Final Cash Adjustment Amount is a negative number, Parent shall be paid such Final Cash Adjustment Amount (plus simple interest on such amount at an annual rate of interest of 1.25% from the Closing Date through the date of payment) pursuant to the indemnification provisions in Section 8.1(a).

(e)          Special Adjustment Amount.

(1)          Within ten (10) business days after receipt of any amount in respect of the IPAC Note or the NC-SRT Proceeds, Parent shall pay such amount to the Company Stockholder Representative, for payment to the Company Stockholders and the Transaction Incentive Plan Recipients in accordance with this Article 2.

(2)          On April 15, 2005, Parent shall deliver to the Company Stockholder Representative a certificate, dated such date and signed by the Chief Financial Officer of Parent, setting forth Parent’s accounting of the Excess Receivables in reasonable detail, and Parent shall pay the Excess Receivables, if any, to the Company Stockholder Representative, for payment to the Company Stockholders and the Transaction Incentive Plan Recipients in accordance with this Article 2.

(3)          On April 15, 2006, if the amount of Excess Receivables shall have been recalculated pursuant to the proviso in Section 2.7(c)(3), then Parent shall deliver to the Company Stockholder Representative a certificate, dated such date and signed by the Chief Financial Officer of Parent, setting forth Parent’s accounting of the Excess Receivables in reasonable detail, and Parent shall pay such recalculated Excess Receivables, less the amount of Excess Receivables previously paid by Parent, to the Company Stockholder Representative, for payment to the Company Stockholders and the Transaction Incentive Plan Recipients in accordance with this Article 2.

(f)            Working Capital Adjustment Amount.  If the Final Working Capital Adjustment Amount is a positive number, Parent shall pay the Final Working Capital Adjustment Amount (plus simple interest on such amount at an annual rate of interest of 1.25% from the Closing Date through the date of payment) to the Company Stockholder Representative for payment to the Company Stockholders within ten (10) business days of the determination of the Final Statement of Closing Working Capital for payment to the Company Stockholders in accordance with this Article 2.  If the Final Working Capital Adjustment Amount is a negative number, Parent shall be paid such Final Working Capital Adjustment Amount (plus simple interest on such amount at an annual rate of interest of 1.25% from the Closing Date through the date of payment) pursuant to the indemnification provisions in Section 8.1(a).

(g)         Special Letters of Credit.  If and when the letters of credit issued for the Company backstopping lease obligations for its former San Francisco and Atlanta offices that were outstanding as of the Effective Time (the “Special Letters of Credit”) either (i) terminate or are otherwise released without funding the full amount thereof, or (ii) are reduced in amount by their own terms or otherwise, Parent shall promptly pay to the Company Stockholder Representative for payment to the Company Stockholders and the Transaction Incentive Plan Recipients in accordance with this Article 2 the amount by which a Special Letter of Credit was not fully funded or by which it was reduced (plus simple interest on such amount at an annual rate of interest of 1.25% from the Closing Date through the date of payment) (the “Special Letters of Credit Amount”).

2.9                                 Allocation of Total Merger Consideration.

(a)          Preferred Merger Consideration.  The “Preferred Merger Consideration” shall equal an amount equal to the sum of (i) the aggregate Liquidation Value (as such term is defined in the Company’s Certificate of Incorporation) of the shares of Company Preferred Stock outstanding immediately prior to the Effective Time and (ii) the accrued and unpaid dividends thereon through the date upon which the Liquidation Value and accrued and unpaid dividends with respect to such shares are paid in full (but not more than the Base Merger Consideration).

(b)         Common Merger Consideration.  The “Common Merger Consideration” shall equal the Total Merger Consideration minus the Preferred Merger Consideration.

(c)          Common Pro Rata Percentage.  With respect to any holder of Company Common Stock or In-the-Money Options, the “Common Pro Rata Percentage” shall mean the percentage equivalent of a fraction, the numerator of which shall be the result of (i) the product of (x) the number of shares of Company Common Stock or In-the-Money Options owned and held of record by such holder immediately prior to the Effective Time and (y) the Common Stock Per Share Value, minus (ii) the aggregate exercise price of such In-the-Money Options, and the denominator of which shall be the Common Merger Consideration.

(d)         Allocation of Contingent Merger Consideration After the Effective Time.

(1)          Escrow Fund.  The Escrow Fund, if distributed to the Company Stockholder Representative, shall be distributed by the Company Stockholder Representative in the Applicable Ratio in effect at the time of distribution among, on the one hand, all of the Company Common Stockholders in accordance with their respective Common Pro Rata Percentages and, on the other hand, the Transaction Incentive Plan Recipients in accordance with their respective Transaction Incentive Plan Payment Percentages; provided that, to the extent any amounts are paid from the Escrow Fund to Parent pursuant to Section 2.8(d) (the “Escrow Adjustment Payments”), the distribution, if any, of the Escrow Fund in accordance with this Section 2.9(d)(1) shall be calculated without regard to the Escrow Adjustment Payments, and, at the time of any subsequent distribution of the Escrow Fund to the Company Common Stockholders and/or the Transaction Incentive Plan Recipients, the aggregate amount of the Escrow Adjustment

Payments shall be deducted from the portion to be distributed to the Company Common Stockholders.

(2)          Payments of the Special Adjustment Amount and the Special Letters of Credit Amount.  The Special Adjustment Amount and Special Letters of Credit Amount shall be distributed in the Applicable Ratio in effect at the time of any such distribution among, on the one hand, all of the Company Common Stockholders in accordance with their respective Common Pro Rata Percentages and, on the other hand, all of the Transaction Incentive Plan Payment Recipients in accordance with their respective Transaction Incentive Plan Payment Percentages.

2.10                           Surrender of Certificates.

(a)          Exchange Fund.  Except as otherwise set forth in this Agreement, Parent shall pay the Total Merger Consideration to the Company Stockholder Representative and the Company Stockholder Representative shall be solely responsible for distributing the Total Merger Consideration to the Company Stockholders in accordance with this Article 2.  The “Exchange Fund” shall mean all amounts of the Total Merger Consideration delivered by Parent to the Company Stockholder Representative pursuant to this Agreement.

(b)         Exchange Procedures.  As promptly as practicable after the Effective Time, Parent will mail to each holder of record of a certificate or certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Stock which were converted into the right to receive the Total Merger Consideration pursuant to Section 2.6 and each holder of Dissenting Shares, (i) a letter of transmittal in substantially the form attached hereto as Exhibit D and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Total Merger Consideration and (iii) instructions for completion of exercise of rights under the DGCL for Dissenting Shares.  Upon surrender of Certificates for cancellation to Parent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor, at the respective times of delivery specified in Section 2.8 and subject to the terms of the Escrow Agreement, the Total Merger Consideration into which their shares of Company Stock were converted at the Effective Time, and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the Total Merger Consideration.  No interest will be paid or accrued on any of the Total Merger Consideration.

(c)          Required Withholding.  Each of the Company Stockholder Representative, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(d)         Lost, Stolen or Destroyed Certificates.  If any Certificates shall have been lost, stolen or destroyed, the Company Stockholder Representative shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof to Parent, the Total Merger Consideration into which the shares of Company Stock represented by such Certificates were converted pursuant to Section 2.6 at the respective times of delivery specified in Section 2.8 and subject to the terms of the Escrow Agreement; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of any such Total Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to indemnify Parent against any claim that may be made against Parent or the Surviving Corporation with respect to the Certificates alleged to have been lost, stolen or destroyed.

(e)          No Liability.  Notwithstanding anything to the contrary in this Section 2.10, neither the Company Stockholder Representative, Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of Company Stock or of any rights to receive the Merger Consideration for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the Company Stockholders for three years after the Effective Time shall be delivered to Parent by the Company Stockholder Representative, upon demand, and any Company Stockholders who shall have not theretofore complied with the provisions of this Section 2.10 shall thereafter look only to Parent for the Total Merger Consideration to which they are entitled, without any interest thereon.

2.11                           No Further Ownership Rights in Company Stock.  All of the Total Merger Consideration issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Stock that were outstanding immediately prior to the Effective Time.  If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

2.12                           Dissenters’ Rights.

(a)          Notwithstanding any provision of this Agreement to the contrary other than Section 2.12(b), any shares of Company Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Total Merger Consideration pursuant to Section 2.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the DGCL.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

(b)         Notwithstanding the provisions of Section 2.12(a), if any holder of shares of Company Stock who demands appraisal of such shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Total Merger Consideration as provided in Section 2.6(a) without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 2.10.

(c)          The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal of Company Capital Stock or offer to settle any such demands.

(d)         Any portion of the Total Merger Consideration attributable to Dissenting Shares shall be paid to Parent at the time such portion would otherwise have been paid to the holder of such Dissenting Shares if such holder had not dissented.

2.13                           Company Stockholder Representative.

(a)          In order to administer efficiently the determination and payment of the Cash Adjustment Amount, the Special Adjustment Amount and the Working Capital Adjustment Amount and the defense and/or settlement of any Parent Claims for which the Company Stockholders may be required to indemnify members of the Parent Group (as defined in Section 8.1(a)) pursuant to Article 8 hereof, the Company Stockholders, by their adoption and approval of this Agreement and the Transaction Incentive Plan Recipients, through separate instruments, irrevocably appoint the Company Stockholder Representative as their agent, attorney-in-fact and representative (with full power of substitution in the premises), and, by his execution hereof, the Company Stockholder Representative hereby accepts such appointment.

(b)         The Company Stockholders and the Transaction Incentive Plan Recipients hereby authorize the Company Stockholder Representative (i) to take all action necessary in connection with the acceptance, rejection, determination and payment of the Cash Adjustment Amount, the Special Adjustment Amount and the Working Capital Adjustment Amount and the defense and/or settlement of any Parent Claims for which the Company Stockholders and the Transaction Incentive Plan Recipients may be required to indemnify members of the Parent Group pursuant to Article 8 hereof and (ii) to give and receive all notices required to be given under this Agreement, the Escrow

Agreement and the other agreements contemplated hereby to which all of the Company Stockholders or the Transaction Incentive Plan Recipients or their respective properties are subject.

(c)          In the event that the Company Stockholder Representative dies, becomes unable to perform his responsibilities hereunder or resigns from such position, or in the event that the Company Stockholder Representative shall be serving as an officer, employee or consultant of Parent six months after the Effective Date, the remaining Company Stockholders shall, by election of the Company Stockholders (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Stock issued and outstanding immediately prior to the Effective Time, select another representative to fill such vacancy and such substituted representative shall be deemed to be the Company Stockholder Representative for all purposes of this Agreement.

(d)         All decisions and actions by the Company Stockholder Representative, including the defense or settlement of any Parent Claims for which the Company Stockholders and the Transaction Incentive Plan Recipients may be required to indemnify members of the Parent Group pursuant to Article 8 hereof, shall be binding upon all of the Company Stockholders and the Transaction Incentive Plan Recipients, and no Company Stockholder or Transaction Incentive Plan Recipient shall have the right to object, dissent, protest or otherwise contest the same.

(e)          The Company Stockholders and Transaction Incentive Plan Recipients agree that:

(1)          Parent shall be able to rely conclusively on the instructions and decisions of the Company Stockholder Representative as to the determination and payment of the Cash Adjustment Amount, the Special Adjustment Amount and the Working Capital Adjustment Amount and the settlement of any Parent Claims for indemnification of members of the Parent Group pursuant to Article 8 hereof or any other actions required to be taken by the Company Stockholder Representative hereunder, and no party hereunder, Company Stockholder or Transaction Incentive Plan Recipient shall have any cause of action against any member of the Parent Group for any action taken by any member of the Parent Group in reliance upon the instructions or decisions of the Company Stockholder Representative;

(2)          all actions, decisions and instructions of the Company Stockholder Representative shall be conclusive and binding upon all of the Company Stockholders and Transaction Incentive Plan Recipients and no Company Stockholder or Transaction Incentive Plan Recipient shall have any cause of action against the Company Stockholder Representative for any action taken or not taken, decision made or instruction given by the Company Stockholder Representative under this Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative;

(3)          the Company Common Stockholders and the Transaction Incentive Plan Recipients shall indemnify and hold harmless, in accordance with the respective amounts of Common Merger Consideration, Closing Transaction Incentive Plan Payments and Contingent Transaction Incentive Plan Payments received by any such Person, the Company Stockholder Representative from all loss, liability or expense (including the reasonable fees and expenses of counsel) arising out of or in connection with the Company Stockholder Representative’s execution and performance of this Agreement and the Escrow Agreement, except for fraud, gross negligence, willful misconduct or bad faith by the Company Stockholder Representative; provided that the portion of any such indemnification obligations to be borne by (a) the Company Common Stockholders shall be in proportion to their respective Common Pro Rata Percentage and (b) the Transaction Incentive Plan Recipients shall be in proportion to the respective amount each Transaction Incentive Plan Recipient receives upon distributions of Closing Transaction Incentive Plan Payments and Contingent Transaction Incentive Plan Payments; provided further that if the portion of any such indemnification obligations to be borne by the Transaction Incentive Plan Recipients exceeds the aggregate amount that the Transaction Incentive Plan Recipients receive upon distributions of Closing Transaction Incentive Plan Payments and Contingent Transaction Incentive Plan Payments, then the Company Common Stockholders shall be responsible for such excess; provided further that, no Company Common Stockholder or Transaction Incentive Plan Recipient shall be liable under this paragraph 2.13(e)(3) in an amount in excess of the aggregate amount of payments received by such person pursuant to this Agreement;

(4)          the provisions of this Section 2.13 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Stockholder or Transaction Incentive Plan Recipient may have in connection with the transactions contemplated by this Agreement; and

(5)          the provisions of this Section 2.13 shall be binding upon the heirs, legal representatives, successors and assigns of each Company Stockholder and Transaction Incentive Plan Recipient, and any references in this Agreement to a Company Stockholder or the Company Stockholders or to a Transaction Incentive Plan Recipient or Transaction Incentive Plan Recipients shall mean and include the successors to the rights of the Company Stockholders or Transaction Incentive Plan Recipients, respectively, hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

(f)            All reasonable fees and expenses incurred by the Company Stockholder Representative in connection with this Agreement shall be paid in accordance with the Applicable Ratio by the Company Common Stockholders (in proportion to their respective Common Pro Rata Percentages) and the Transaction Incentive Plan Recipients (in proportion to the respective amount each Transaction Incentive Plan Recipient receives upon distributions of Closing Transaction Incentive Plan Payments and Contingent Transaction Incentive Plan Payments); provided that the Company Stockholder Representative may, at his option, (i) at the Closing, withhold a portion of the proceeds to be paid to the Company Common Stockholders and the Transaction Incentive Plan Recipients (not to exceed $50,000 in the aggregate) to satisfy estimated future third party fees and expenses that the Company Stockholder Representative will or reasonably expects to pay in connection with the performance of his responsibilities under this Agreement as of or after the Closing Date, and/or (ii) withhold from any distribution of the Escrow Fund to the Company Common Stockholders and the Transaction Incentive Plan Recipients, an amount equal to any reasonable third party fees and expenses he has paid or reasonably expects to pay in connection with his responsibilities under this Agreement as of the date of such distribution.  Any excess amounts held by the Company Stockholder Representative after payment in full of all such third party expenses shall be distributed by the Company Stockholder Representative according to the Applicable Ratio at the time of distribution.

(g)         The Company Stockholder Representative covenants to promptly deliver all payments to be distributed by the Company Stockholder Representative pursuant to the terms of this Agreement and the other transactions contemplated hereby.  With respect to all Transaction Payments to be distributed by the Company Stockholder Representative pursuant to the terms of this Agreement, the Company Stockholder Representative shall distribute all such payments strictly in accordance with the terms of the Transaction Incentive Plan (with respect to payments to be made under the Transaction Incentive Plan) and the Supplemental Bonus Plan (with respect to the Supplemental Bonus Plan Payments to be made).

(h)         The Company Stockholder Representative is authorized to enter into the Escrow Agreement on the behalf of the Company Stockholders and the Transaction Incentive Plan Recipients which Agreement may require the Company Stockholders and the Transaction Incentive Plan Recipients to indemnify the Escrow Agent for certain fees, expenses and other liabilities.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter of the Company (subject to update pursuant to Section 5.2) (the “Disclosure Letter”), that on the date hereof and, except where a representation or warranty speaks as of a particular date, as of the Effective Time, as though made at the Effective Time, as follows:

3.1                                 Corporate Status.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.  Each of the Company’s Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes qualification necessary, except where the lack of such qualification or failure to hold such license would not have a Company Material Adverse Effect.  All jurisdictions in which the Company and each Subsidiary is qualified to do business are set forth in Section 3.1 of the Disclosure Letter.

3.2                                 Capital Stock.

(a)          Authorized Stock.  The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Class A Common Stock, of which 15,629,827.013 shares are issued and outstanding, (ii) 1 share of Company Class B Common Stock, which share is issued and outstanding, and (iii) 60,000 shares of Company Preferred Stock, of which 25,988.845 shares are issued and outstanding.  The outstanding shares of Company Stock are held of record by the Company Stockholders in the amounts set forth opposite their respective names in Section 3.2 of the Disclosure Letter.  All of the outstanding shares of Company Stock have been duly authorized, were validly issued, were not issued in violation of any person’s preemptive rights, and are fully paid and nonassessable.

(b)         Options and Convertible Securities.  There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock.  There are no voting trusts or other agreements or understandings to which the Company or any Company Stockholder is a party with respect to the voting of shares of Company Stock, and the Company is not a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to repurchase, redeem or acquire any outstanding shares of Company Stock or other equity securities of the Company.

(c)          Cancellation of Company Options.  As of the Closing Date, all Company Options shall have been irrevocably cancelled.

3.3                                 Subsidiaries.  Other than the Subsidiaries of the Company identified in Section 3.3 of the Disclosure Letter, neither the Company nor any of such Subsidiaries owns, directly or indirectly, any capital stock of, or any equity or voting interest of any nature in, any Person.  All the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the

Company, free and clear of all Encumbrances, except for Permitted Encumbrances.  Section 3.3 of the Disclosure Letter sets forth the jurisdiction of organization of each entity listed therein and the Company’s direct or indirect equity or voting interest therein.  There are no subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of shares of capital stock or other equity or voting security of any Subsidiary of the Company, or any securities or obligations convertible into, or exercisable or exchangeable for, any such capital stock or equity or voting security.  There are no written or oral agreements, contracts, leases, instruments, notes, options, puts, warrants, commitments or undertakings of any nature to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to make any future investment in or capital contribution to any Person.

3.4                                 Certificate of Incorporation; By-laws; Directors and Officers.  The Company has delivered to Parent true and correct copies of the certificate of incorporation and by-laws of the Company, including all amendments thereto and restatements thereof, as in effect on the date hereof.  The minute books of the Company contain accurate records of all meetings and consents in lieu of meetings of the board of directors of the Company (and any committees thereof, whether permanent or temporary) and of its stockholders since inception, and such records accurately reflect all transactions referred to in such minutes and consents.  The stock book of the Company accurately reflects the record ownership of the Company’s capital stock.  The Company has made available to Parent true, correct and complete copies of the Company’s minutes, consents and stock book.  Section 3.4 of the Disclosure Letter sets forth a list of the directors and officers of the Company.

3.5                                 Authority for Agreement; Noncontravention.

(a)          Authority.  The Company has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, other than the adoption and approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company in accordance with the DGCL and the Company’s certificate of incorporation.  This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the qualifications that enforcement of the rights and remedies created hereby are subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) (collectively, the “Equitable Qualifications”).  At or before the Effective Time, the other agreements contemplated hereby to be executed and delivered by the Company at or before the Effective Time will have been executed and delivered by the Company, and, upon such execution and delivery, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the Equitable Qualifications.

(b)         No Conflict.  Neither the execution and delivery of this Agreement by the Company, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby will (i) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws of the Company, or (ii) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or by which it or any of its assets or properties is bound or which is applicable to it or any of its assets or properties, except where the conflict, violation, breach, default, acceleration, termination, failure to give notice or Encumbrance would not have a Company Material Adverse Effect.  No authorization, consent or approval of, or filing with or notice to, any United States or foreign governmental or public body or authority (each a “Governmental Entity”) is necessary for the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith, and the filing of similar notifications, applications, documents and information with anti-competition authorities of foreign jurisdictions, and (iii) such other authorizations, consents, approvals, filings and notices which, if not obtained or made, would not prevent or materially delay the consummation of the transactions contemplated hereby.

3.6                                 Financial Statements.  The Disclosure Letter includes complete and correct copies of (a) the Company’s consolidated balance sheets at December 31, 2001 and 2002 and related consolidated statements of income, cash flows and changes in stockholders’ equity for each year in the two-year period ended December 31, 2002, as audited by Deloitte & Touche LLP (with respect to 2001) and Ernst & Young LLP (with respect to 2002), the Company’s respective independent auditors for such years (the “Audited Financial Statements”), (b) the Company’s unaudited consolidated balance sheet (the “Balance Sheet”) at December 31, 2003 (the “Balance Sheet Date”) and related consolidated statements of income, cash flows and changes in stockholders’ equity for the year then ended (the “Unaudited Financial Statements”) (the Audited Financial Statements and the Unaudited Financial Statements may collectively hereinafter be referred to as the “Financial Statements”).  The Audited Financial Statements have been prepared in accordance with GAAP, consistently applied during the periods presented, and the Audited Financial Statements and Unaudited Financial Statements fairly present in all material respects the financial condition and results of operations of the Company and its Subsidiaries at the dates and for the periods indicated therein, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end audit adjustments and the absence of footnotes.

3.7                                 Absence of Material Adverse Changes and Undisclosed Liabilities.

(a)          Changes.  Since the Balance Sheet Date, there has not been any Company Material Adverse Effect.  Without limiting the generality of the foregoing and without intending to establish any standard for the determination of a Company Material Adverse Effect, since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has:

(1)          sold, leased, transferred or assigned any of its material assets, tangible or intangible, other than in the ordinary course of business;

(2)          accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $75,000 to which the Company or any of its Subsidiaries is a party;

(3)          canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than $75,000;

(4)          granted any license or sublicense of any rights under or with respect to any Company Proprietary Rights other than pursuant to End-User Licenses granted by the Company;

(5)          experienced material damage, destruction, or loss (whether or not covered by insurance) to any property material to the conduct of the business of the Company and its Subsidiaries (other than ordinary wear and tear not caused by neglect);

(6)          created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

(7)          issued, sold, otherwise disposed of or reacquired any of its capital stock, or granted or reacquired any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock or otherwise changed its capital structure or stock ownership in any way;

(8)          declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(9)          entered into financial arrangements for the benefit of any of the Company Stockholders except in the ordinary course of business consistent with past practice;

(10)                            made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $75,000;

(11)                            amended or modified in any respect any written employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multi-employer plans;

(12)                            entered into any written employment agreement or collective bargaining agreement or increased the compensation of (A) any Company Stockholder or (B) any director, officer, employee or consultant;

(13)                            incurred any indebtedness for borrowed money (except with respect to the Company Revolver); or

(14)                            committed (orally or in writing) to any of the foregoing.

(b)         Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations, fixed, accrued, contingent or otherwise (collectively, “Liabilities”), that are not fully reflected or provided for on, or disclosed in the notes to, the Balance Sheet, except (i) Liabilities incurred in the ordinary course of business since the Balance Sheet Date, none of which individually or in the aggregate has had a Company Material Adverse Effect, or (ii) Liabilities otherwise disclosed (or within any materiality threshold contained in any other representation) in this Agreement or in the Disclosure Letter.

3.8                                 Compliance with Applicable Law, Certificate of Incorporation and By-laws.  Each of the Company and its Subsidiaries has all requisite licenses, permits and certificates from all Governmental Entities (collectively, “Permits”), necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated, except where failure to do so would not have a Company Material Adverse Effect.  The Company and its Subsidiaries are in compliance in all material respects with all the terms and conditions related to such Permits.  There are no proceedings in progress, pending or, to the Knowledge of the Company, threatened, which may result in any revocation, cancellation, suspension or material adverse modification of any of such Permits.  The business of the Company and its Subsidiaries is not being conducted in violation of any applicable law, statute, ordinance, regulation, rule, judgment, decree, order, Permit, concession, grant or other authorization of any Governmental Entity except for any violations that, either individually or in the aggregate, do not have a Company Material Adverse Effect or would not prevent or materially delay the consummation of the transactions contemplated hereby.  Neither the Company nor any of its Subsidiaries is in material default or violation of any provision of its certificate of incorporation or by-laws or other organizational documents.

3.9                                 Litigation and Audits.  There is no investigation by any Governmental Entity with respect to the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same.  There is no claim, action, suit, arbitration or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of their respective assets or properties, at law or in equity, or before any arbitrator or Governmental Entity.  To the Knowledge of the Company, there is no investigation or proceeding by any Governmental Entity or other third party with respect to any client of the Company or any of its Subsidiaries that is pending or threatened and that could, if determined adversely to such client, result in the assertion by such client of a claim against the Company or any of its Subsidiaries, for indemnification or otherwise.  There are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries.

3.10                           Tax Matters.

(a)          Each of the Company and its Subsidiaries has filed all Tax Returns that it was required to file.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations (provided that this sentence shall not be construed as (i) any representation as to the liability of the Company and its Subsidiaries for Taxes for any period or partial period beginning on or after the Effective Time or (ii) any representation that the Company and its Subsidiaries are entitled to take the same or similar positions on Tax Returns for periods or partial periods beginning on or after the Effective Time).  All Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been paid.  Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(b)         Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company or any of its Subsidiaries has not filed any Tax Return) any (a) written notice indicating an intent to open an audit or other review, (b) request for information related to Tax matters, or (c) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its Subsidiaries.  The Company has made available to Parent correct and complete copies of all foreign, federal, state, and local income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 1999.

(d)         Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment of deficiency.

(e)          Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code concerning collapsible corporations.  Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law).  Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  Neither the Company nor any of its Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than any of the Company and its Subsidiaries) under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by contract (except pursuant to ordinary and customary terms of leases and similar contracts).

(f)            The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the date of the Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (B) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.  Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g)         Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(h)         Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

3.11                           Employee Benefit Plans.

(a)          Section 3.11 of the Disclosure Letter lists each material “employee benefit plan,” as defined in Section 3(3) of ERISA, and each other material employee benefit plan, program, or arrangement that (i) is currently, or has been at any time in the prior two calendar years, maintained, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party, and (ii) covers any current or former officer, director or employee of the Company or any of its Subsidiaries (collectively, the “Company Plans”).  The Company has delivered to Parent (i) accurate and complete copies of all Company Plan documents and all amendments thereto, and (if applicable) all current documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instruments, and the most recent summary plan descriptions relating to said Company Plans, (ii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Company Plans for which financial statements or actuarial reports are required or have been prepared, and (iii) accurate and complete copies of all annual reports and summary annual reports for all Company Plans (for which annual reports are required) for the two most recent plan years.  The Company has also delivered to Parent complete copies of any employee handbooks or manuals.  Except as provided on the Disclosure Letter, neither the Company nor any of its Subsidiaries maintains or contributes to any “defined benefit plan” as defined in Section 3(35) of ERISA, nor do any of them have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA).

(b)         Each Company Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service; copies of the most recent determination letters have been delivered to the Parent; and nothing has occurred since the date of such determination letters that is reasonably likely to cause the loss of qualification

(c)          All material contributions required to be made under any Company Plan as of the date hereof have been made or, if required by GAAP, provided for on the Company’s financial statements.  No Company Plan is subject to Title IV of ERISA.  Neither the Company nor any of its ERISA Affiliates has incurred, or reasonably expects to incur prior to the Effective Time, a liability (direct or indirect) under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would reasonably be expected to have a Company Material Adverse Effect.  The assets of the Company are not now, nor will they prior to the Effective Time be, subject to any lien imposed under Section 412(n) of the Code by reason of a failure of the Company or any of its ERISA Affiliates to make timely installments or other payments required under Section 412 of the Code prior to the Effective Time.

(d)         Neither the Company nor any ERISA Affiliate of the Company has engaged in or been a party to any “prohibited transaction” as defined in Section 4975 of the Code and Section 406 of ERISA that could subject the Company or any ERISA Affiliate to any tax or penalty on “prohibited transactions” imposed by Section 4975 of the Code in an amount that would have a Company Material Adverse Effect.

(e)          Except as specifically provided in this Agreement or as set forth in the Disclosure Letter, no employee or former employee of the Company or any of its Subsidiaries will become entitled to any material bonus, severance or similar benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated by this Agreement, and there is no contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could reasonably be expected to give rise to a payment that would not be deductible by the Parent, the Company or any of its Subsidiaries by reason of Sections 280G or 162(m) of the Code.

(f)            There are no pending or, to the Knowledge of the Company, threatened actions, suits, proceedings, or claims against or relating to any Company Plans other than routine benefit claims by persons entitled to benefits thereunder, nor is any Company Plan the subject of any pending (or to the Knowledge of the Company, any threatened) investigation or audit by the Internal Revenue Service, Department of Labor or the Pension Benefit Guaranty Corporation.  No event has occurred within the prior three years, which presents a material risk of a partial termination (within the meaning of Section 411(d)(3) of the Code) of any Company Plan.  All employee contributions, including elective deferrals, to the Company’s 401(k) plan have been segregated from the Company’s general assets and deposited into the trust established pursuant to the 401(k) plan in a timely manner in accordance with the “plan asset” regulations of the Department of Labor except to the extent that any failure to do so would not reasonably be likely to have a Company Material Adverse Effect.

(g)         With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA (a “Welfare Plan”) and except as would not reasonably be likely to have a Company Material Adverse Effect, (i) each Welfare Plan for which contributions are claimed by the Company as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a material tax under Section 4976(a) of the Code, (iii) to the Knowledge of the Company, any Company Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) materially complies, and in each and every case has materially complied, with all of the applicable material requirements of COBRA, the Family and Medical Leave Act of 1993, the Health Insurance Portability and Accountability Act of 1996, the Women’s Health and Cancer Rights Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, or any similar provisions of state law applicable to employees of the Company or any of its Subsidiaries.  None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law.  Each Company Plan is amendable and terminable pursuant to the express terms of such Company Plan, and the Company has made no written or oral representation that would hinder the Company from amending or terminating any such Company Plan in accordance with the express terms thereof.

(h)         Foreign Employee Benefit Plans.  Section 3.11 of the Disclosure Letter lists each material non-governmental pension benefit plan maintained, or contributed to, by or on behalf of any Subsidiary of the Company applicable to employees of a business located outside of the United States (a “Foreign Retirement Plan”) and each material non-governmental welfare benefit plan maintained or contributed to by or on behalf of any Subsidiary of the Company applicable to employees of a business located outside of the United States (a “Foreign Welfare Plan”).  Except as set forth in the Disclosure Letter, each such Foreign Retirement Plan and Foreign Welfare Plan (collectively, the “Foreign Plans”) has been administered, in all material respects, in compliance with its terms and the requirements of all applicable laws, and all material required contributions to each Foreign Plan have been made.  Except as set forth in the Disclosure Letter, there are no inquiries or investigations by any foreign governmental body, and no termination proceedings against any Foreign Plan or the assets thereof that would have a Company Material Adverse Effect.  Except as set forth in the Disclosure Letter, there are no actions, suits or claims (other than routine benefit claims by persons entitled to benefits thereunder) pending or, to the Company’s Knowledge, threatened against any Foreign Plan or the assets thereof that would have a Company Material Adverse Effect.  No Foreign Retirement Plan constitutes a defined benefit type pension plan,  a multiemployer type pension plan or other pension benefit plan for which there might be unfunded obligations under the laws of the foreign jurisdiction.

3.12                           Employment-Related Matters.

(a)          Labor Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company or any of its Subsidiaries.  There is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or threatened against or otherwise affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced the same since January 1, 1998.  Neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time from or after January 1, 1998, nor has the Company or any of its Subsidiaries planned or announced any such action or program for the future with respect to which the Company or any of its Subsidiaries has any liability.  All salaries, wages, bonuses, commissions and other compensation payable by the Company or any of its Subsidiaries to the employees, consultants, and subcontractors of the Company or any of its Subsidiaries before the date hereof (other than compensation for unused sick days and vacation days, for which accruals will be reflected on the Preliminary Statement of Closing Working Capital to the extent required by GAAP applied on a basis, and using methodologies, consistent with the Audited Financial Statements) have been paid or accrued in all material respects as of the date hereof.

(b)         Employee List.  The Company has delivered to Parent a list (the “Employee List”) dated as of the date hereof containing the name of each employee of the Company and its Subsidiaries, and each such employee’s position, starting employment date and annual salary.  No third party has asserted any claim against the Company or any of its Subsidiaries that either the continued employment by, or association with, the Company or any of its Subsidiaries of any of the present officers or employees of, or consultants to, the Company or any of its Subsidiaries contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information.

(c)          Transaction Incentive Plan and the Supplemental Bonus Plan.  The Transaction Incentive Plan and any amendments thereto, and the Supplemental Bonus Plan, have been duly and validly authorized by the board of directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the performance of the Company in respect of the Transaction Incentive Plan Payments or the Supplemental Bonus Plan Payments contemplated hereby.

3.13                           Environmental.

(a)          Environmental Laws.  Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Environmental Laws.  Neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company or any of its Subsidiaries is not in compliance in all material respects with all applicable Environmental Laws.  To the Knowledge of the Company, there are no circumstances that may prevent or interfere with future material compliance by the Company and its Subsidiaries with all applicable Environmental Laws.  All Permits and other governmental authorizations currently held by the Company and its Subsidiaries pursuant to applicable Environmental Laws are in full force and effect, each of the Company and its Subsidiaries is in compliance in all material respects with all of the terms of such Permits and authorizations, and no other Permits or authorizations are required by the Company or any of its Subsidiaries for the conduct of their respective businesses as of the date hereof.  The management, handling, storage, transportation, treatment, and disposal by the Company and its Subsidiaries of all Materials of Environmental Concern have been in compliance in all material respects with all applicable Environmental Laws.

(b)         Environmental Claims.  There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually, by operation of law or otherwise.

(c)          No Basis for Claims.  To the Knowledge of the Company, there are no past or present actions or activities by the Company or any of its Subsidiaries, or any circumstances, conditions, events or incidents, including the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern, that could reasonably form the basis of any Environmental

Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually, by operation of law or otherwise.

3.14                           No Broker’s or Finder’s Fees.  Other than fees payable to McColl Partners, LLC, neither the Company nor any of its Subsidiaries has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement, including, without limitation, Dresdner Kleinwort Wasserstein.

3.15                           Assets Other Than Real Property.

(a)          Title.  The Company and its Subsidiaries have good and marketable title to all of the assets reflected on the Balance Sheet, in each case free and clear of any mortgage, pledge, lien, claim, charge, security interest, lease or other encumbrance (collectively, “Encumbrances”), except for (a) assets disposed of since the date of the Balance Sheet in the ordinary course of business and in a manner consistent with past practices and not material in amount, (b) liabilities, obligations and Encumbrances reflected on the Balance Sheet or in the notes thereto, and (c) Permitted Encumbrances.

(b)         Condition of Assets.  The tangible assets reflected on the Balance Sheet are in adequate condition to conduct the operations of the Company and its Subsidiaries in substantially the same manner as currently conducted, and include all the tangible assets necessary for or currently used in the operation of the business of the Company and its Subsidiaries.

3.16                           Real Property.

(a)          Company Real Property.  Neither the Company nor any of its Subsidiaries owns any real property.  Except as set forth in Section 3.16 of the Disclosure Letter, the Company does not lease or occupy any real property or maintain any office or permanent place of business.

(b)         Company Leases.  Section 3.16 of the Disclosure Letter lists all of the Company Leases.  The Company has delivered to Parent complete and accurate copies of the Company Leases.  The Company Leases grant leasehold estates free and clear of all Encumbrances, except Permitted Encumbrances.  The Company Leases are in full force and effect and, to the Knowledge of the Company with respect to parties other than the Company or any of its Subsidiaries, are binding and enforceable against each of the parties thereto in accordance with their respective terms, subject to the Equitable Qualifications.  None of the Company Leases has been amended since the date of delivery of a copy thereof to Parent.  Neither the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a material breach or default, nor, to the Knowledge of the Company, are there any facts or circumstances that would reasonably indicate that the Company or any of its Subsidiaries is likely to be in material breach or default thereunder.  Neither the Company nor any of its Subsidiaries is obligated to obtain the consent of, or give notice to, any Person with respect to any Company Lease in connection with the transactions contemplated hereby.  No material construction, alteration or other leasehold improvement work with respect to any real property covered by a Company Lease remains to be paid for or to be performed by the Company.

(c)          Condition.  All buildings, structures and fixtures, or parts thereof, used by the Company or any of its Subsidiaries in the conduct of its business are in adequate condition to conduct the operations of the Company in substantially the same manner as currently conducted, and are insured with coverages that are required, pursuant to the terms of the Company Leases, to be insured by third parties.

3.17                           Intellectual Property.

(a)          Right to Intellectual Property.  The Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, schematics, technology, know-how, trade secrets, algorithms, databases, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (collectively, “Intellectual Property Rights”) (excluding Commercial Software) that are used in the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries (to the extent owned by the Company or its Subsidiaries, the “Company Proprietary Rights”), free and clear of any and all Encumbrances (other than Permitted Encumbrances).  To the Knowledge of the Company, there is no reason why the Company and its Subsidiaries will not immediately following the Effective Time be able to continue to own all Company Proprietary Rights necessary for the lawful conduct of the business of the Company and its Subsidiaries as currently conducted, without any infringement or conflict with the rights of others.  All of the rights of the Company and its Subsidiaries in and to the Company Proprietary Rights are freely assignable in their own respective names, including the right to create derivative works, and neither the Company nor any of its Subsidiaries is under any obligation to obtain any approval or consent for use of any of the Company Proprietary Rights.

(b)         List of Company Proprietary Rights.  Section 3.17 of the Disclosure Letter sets forth a complete list of all patents, material trademarks, material trade names, material service marks, registered copyrights, and any applications therefor, and all material databases and material computer software programs or applications (excluding Commercial Software) included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners.

(c)          Royalties.  Neither the Company nor any of its Subsidiaries is obligated to pay any royalties or other compensation to any Person in respect of its ownership, use or license of any of the Intellectual Property Rights.

(d)         Licenses.  Section 3.17 of the Disclosure Letter sets forth a complete list of all material licenses, sublicenses and other agreements to which the Company or any of its Subsidiaries is a party, whether as licensor or licensee, and pursuant to which the Company or any of its Subsidiaries or any other person is authorized to use any Intellectual Property Rights, and includes the identity of all parties thereto.  Neither the Company nor any of its Subsidiaries is in violation of any license, sublicense or other agreement described on such list except such violations as do not impair the rights of the Company or any of its Subsidiaries under such license, sublicense or other agreement.  Such licenses, sublicenses and other agreements are in full force and effect and, to the Knowledge of the Company with respect to parties other than the Company or any of its Subsidiaries, are binding and enforceable against each of the parties thereto in accordance with their respective terms, subject to the Equitable Qualifications.  The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company or any of its Subsidiaries to be in violation or default under any such license, sublicense or other agreement, nor entitle any other party to any such license, sublicense or other agreement to terminate or modify such license, sublicense or other agreement.

(e)          Status of Registrations.  All of the Company Proprietary Rights set forth in Section 3.17 of the Disclosure Letter as having been issued by, registered with or filed with the United States Patent and Trademark Office or Register of Copyrights or the corresponding offices of other countries listed in Section 3.17 of the Disclosure Letter have been so duly issued by or registered with (based on certificates or other written documents that the Company or any of its Subsidiaries has received from such office, register or other offices) or, duly filed in, as the case may be, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such other country.  The Company and its Subsidiaries have taken commercially reasonable precautions (i) to protect their rights in the Company Proprietary Rights and (ii) to maintain the confidentiality of their trade secrets, pending patent applications, know-how and other Company Proprietary Rights the existence or value of which requires such confidentiality, and there have been no acts or omissions by the directors, officers or stockholders of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other employee, consultant or subcontractor of the Company or any of its Subsidiaries, the result of which would be to compromise materially the rights of the Company or any of its Subsidiaries to apply for or enforce appropriate legal protection of such Company Proprietary Rights.  Without limiting the generality of the foregoing, the documentation and other written materials used by the Company or any of its Subsidiaries contain copyright notices sufficient to notify others of the copyright protection on the copyrighted portions of the Company Proprietary Rights.

(f)            No Conflict.  No claims with respect to the Company Proprietary Rights have been asserted in writing to the Company or, to the Knowledge of the

Company, are threatened by any Person nor, to the Knowledge of the Company, are there any valid grounds for any bona fide claims (a) to the effect that the Company or any of its Subsidiaries is infringing or has infringed the Intellectual Property Rights of any other Person, (b) against the use by the Company or any of its Subsidiaries of any Intellectual Property Rights used in the business of the Company and its Subsidiaries as currently conducted by the Company and its Subsidiaries, or (c) challenging the ownership by the Company or any of its Subsidiaries, validity or effectiveness of any of the Company Proprietary Rights.  To the Knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third party, including any employee, consultant or subcontractor, or former employee, consultant or subcontractor of the Company or any of its Subsidiaries.  No Company Proprietary Right is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company or any of its Subsidiaries.

(g)         Employee Agreements.  Each officer, employee and consultant of the Company and its Subsidiaries has executed an acknowledgment to abide by confidentiality provisions set forth in the Company’s employee handbook, the language of which is substantially the form attached hereto as Exhibit E.  To the Knowledge of the Company, no officer, employee or consultant of the Company is in violation of any term of any employment or consulting contract, proprietary information and inventions agreement, or non-competition agreement, with the Company or any of its Subsidiaries.

3.18                           Agreements, Contracts and Commitments.

(a)          Company Agreements.  Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any:

(1)          bonus, deferred compensation, pension, severance, profit-sharing, stock option, employee stock purchase or retirement plan, contract or arrangement or other employee benefit plan or arrangement, other than as described in Section 3.11 or the corresponding section of the Disclosure Letter;

(2)          written employment or consulting agreement (or oral employment or consulting agreement involving annual payments in excess of $75,000) with any present director, officer, employee or consultant (or former director, officer, employee or consultant to the extent there remain on the date hereof obligations to be performed by the Company or any of its Subsidiaries);

(3)          (i) agreement for personal services to be provided by any third party which involves annual payments in excess of $75,000 or (ii) any agreement for personal services or employment in which the Company or any of its Subsidiaries has agreed on the termination of such services or employment to make any payments greater than those that would otherwise be imposed by law;

(4)          agreement of guarantee or indemnification of the obligations of a third party;

(5)          agreement or commitment containing a covenant limiting or purporting to limit the freedom of the Company or any of its Subsidiaries to compete with any person in any geographic area or to engage in any line of business or to perform any services for any client or other Person;

(6)          lease, of real or personal property, under which the Company or any of its Subsidiaries is the lessee and that involves payments of $75,000 or more per annum;

(7)          joint venture or profit-sharing agreement;

(8)          except for trade indebtedness incurred in the ordinary course of business and reflected on the Balance Sheet, any loan or credit agreement providing for the extension of credit to the Company or any of its Subsidiaries or any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, lease, guarantee, or otherwise that individually is in the amount of $75,000 or more;

(9)          license or royalty agreement under which the Company is the licensor or licensee (other than (A) those disclosed in Section 3.17 of the Disclosure Letter or (B) with respect to Commercial Software);

(10)    distribution, VAR or OEM agreement (identifying any that contain exclusivity provisions);

(11)    agreement or arrangement with any third party pursuant to which such third party will develop any intellectual property or other asset expected to be used or currently used in the business of the Company and its Subsidiaries;

(12)    agreement or arrangement for the Company or any of its Subsidiaries to develop any intellectual property or other asset for any third party;

(13)    agreement or arrangement providing for the payment of any commission based on sales;

(14)    agreement for the sale or license by the Company or any of its Subsidiaries of equipment, materials, products, services or supplies that involves future payments to the Company or any of its Subsidiaries of more than $75,000;

(15)    agreement for the purchase by the Company or any of its Subsidiaries of any equipment, materials, products, services or supplies that either (i) involves a binding commitment by the Company or any of its Subsidiaries to make future payments in excess of $75,000 or (ii) was not entered into in the ordinary course of business;

(16)    agreement or commitment to which present or former directors or officers of the Company or any of its Subsidiaries (or, to the Knowledge of the Company, their Affiliates or members of their immediate families) or Affiliates (or directors or officers of an Affiliate) are also parties;

(17)    agreement or commitment where the Company or any of its Subsidiaries pursuant to the express terms of such agreement or commitment could be required by a third party to return payments received by the Company or any of its Subsidiaries for the sale or license of any of its products or services;

(18)    agreement or commitment entitling a third party to the most favorable price or other terms for any product or service the Company or any of its Subsidiaries offers to any other third party;

(19)    agreement or commitment where the Company or any of its Subsidiaries are required to perform future services for a fixed fee;

(20)    agreement not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company or any of its Subsidiaries of more than $75,000 annually and that was not made in the ordinary course of business; or

(21)    agreement not described above that was not made in the ordinary course of business and that is material to the business, operations, financial condition, results of operations, cash flows, properties, prospects, assets, liabilities or obligations (whether absolute, accrued, conditional or otherwise) of the Company and its Subsidiaries, taken as a whole.

(b)         Validity.  All contracts, leases, instruments, licenses and other agreements or documents described in the Disclosure Letter pursuant to Section 3.18 are valid and in full force and effect and, to the Knowledge of the Company with respect to parties other than the Company or any of its Subsidiaries, binding upon and enforceable against each party thereto.  Neither the Company nor any of its Subsidiaries has, nor, to the Knowledge of the Company, has any other party thereto, materially breached any provision of, or materially defaulted under the terms of any such contract, lease, instrument, license or other agreement or document.  Neither the Company nor any of its Subsidiaries is obligated to obtain the consent of, or give notice to, any Person with respect to any contract, lease, instrument, license or other agreement or document described in Section 3.18 of the Disclosure Letter in connection with the transactions contemplated hereby.

3.19                           Insurance Contracts.  Section 3.19 of the Disclosure Letter lists all contracts of insurance and indemnity in force at the date hereof with respect to the Company or any of its Subsidiaries (collectively, the “Company Insurance Contracts”).  All of the Company Insurance Contracts are in full force and effect, and there is no default thereunder by the Company or any of its Subsidiaries which could permit the insurer to deny payment of claims thereunder.  The execution and delivery of this

Agreement by the Company, and the consummation of the transactions contemplated hereby, will not cause the Company or any of its Subsidiaries to be in violation or default under any Company Insurance Contracts, nor entitle any other party thereto to terminate or modify a Company Insurance Contract.  Neither the Company nor any of its Subsidiaries has received written notice from any of their respective insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms as now in effect.  Neither the Company nor any of its Subsidiaries has received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.20                           Banking Relationships.  Section 3.20 of the Disclosure Letter shows the names and locations of all banks and trust companies in which the Company or any of its Subsidiaries has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

3.21                           Clients and Suppliers.

(a)          Section 3.21 of the Disclosure Letter sets forth a list of all clients of the Company or any of its Subsidiaries from which the Company and its Subsidiaries derived revenue in excess of $250,000 in any of calendar years 2002 and 2003, with the amount of revenue received from each during each such period.

(b)         As of the date hereof, since July 1, 2003, no material client or supplier of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or any of its Subsidiaries in a manner that is materially adverse to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no client or supplier of the Company or any of its Subsidiaries has expressed any intention to do so, and, to the Knowledge of the Company (without any duty of investigation or inquiry), the consummation of the transactions contemplated hereby will not materially adversely affect such relationships.

3.22                           Potential Conflicts of Interest.  No director or officer of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Company Stockholder: (i) owns, directly or indirectly, any interest in (other than investments in any publicly traded security in an amount less than 1% of the outstanding shares of such security) or is a director, officer, employee or consultant of any Person that is a competitor, lessor, lessee, client or supplier of the Company; (ii) owns, directly or indirectly, in whole or in part, any Company Proprietary Rights; (iii) has any cause of action or other claim whatsoever against the Company or any of its Subsidiaries, except for claims for compensation and benefits in the ordinary course of business; (iv) has made, on behalf of the Company or any of its Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any Person of which any director or officer of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, a relative of any of the foregoing, is a partner, stockholder or other securityholder (other than investments in any publicly traded security in an amount less than 1% of the outstanding shares of such security); or (v) as of the date hereof or at any time since January 1, 2002, owes or owed any money to the Company or any of its Subsidiaries (other than reasonable advances for business expenses in the ordinary course of business).

3.23                           Section 203 of the DGCL Not Applicable.  The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined therein) will not apply to, and no other “fair price,” “business combination,” “moratorium,” “control share acquisition” or other form of antitakeover law (each, a “Takeover Statute”) will apply to, the execution, delivery or performance of this Agreement or the Stockholder Agreements or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.24                           Full Disclosure.  To the best of the Company’s Knowledge, neither this Agreement, including the Disclosure Letter, nor any written statement, report or other document furnished or to be furnished by the Company or any of its Subsidiaries pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not false or misleading.

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

4.1                                 Corporate Status of Parent and Merger Sub.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as now being conducted.

4.2                                 Capital Stock of Merger Sub.  The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, of which 100 shares are issued and outstanding.  All of the outstanding shares of Merger Sub Common Stock have been duly authorized and validly issued, were not issued in violation of any person’s preemptive rights, are fully paid and nonassessable, and are owned of record and beneficially by Parent.

4.3                                 Authority for Agreement; Noncontravention.

(a)          Authority.  Each of Parent and Merger Sub has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Parent and Merger Sub and the stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Equitable Qualifications.  At or before the Effective Time, the other agreements contemplated hereby to be executed and delivered by Parent or Merger Sub at or before the Effective Time will have been executed and delivered by Parent or Merger Sub, as the case may be, and, upon such execution and delivery, will constitute valid and binding obligations of Parent and Merger Sub, as the case may be, enforceable against Parent and Merger Sub, as the case may be, in accordance with their respective terms, subject to the Equitable Qualifications.

(b)         No Conflict.  Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the performance by Parent or Merger Sub of its obligations hereunder, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby will (a) conflict with or result in a violation of any provision of the charter documents or by-laws of Parent or Merger Sub, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other agreement, Permit, concession, grant, franchise, license, judgment, order, decree, statute, ordinance, rule or regulation to which Parent or Merger Sub is a party or by which either of them or any of their respective assets or properties is bound or which is applicable to either of them or any of their assets or properties, except where the conflict, violation, breach, default, acceleration, termination, failure to give notice or Encumbrance would not have a Parent Material Adverse Effect.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the filing of one or more Current Reports on Form 8-K with the SEC, (iii) the filing of a pre-merger notification report under the HSR Act and any other documents or information requested by the United States Department of Justice or the United States Federal Trade Commission in connection therewith, and the filing of similar notifications, applications, documents and information with anti-competition authorities of foreign jurisdictions, and (iv) such other authorizations, consents, approvals, filings and notices which, if not obtained or made, would not prevent or materially delay the consummation of the transactions contemplated hereby.

4.4                                 Financing.  At the Effective Time, Parent shall have sufficient cash and committed credit facilities available to it to pay the maximum amount of Merger Consideration payable hereunder and to pay all other obligations required to be paid by it hereunder, and to pay all of its related fees and expenses.

4.5                                 No Broker’s or Finder’s Fees.  Other than fees payable to William Blair & Company, L.L.C. and Ernst & Young LLP, neither Parent nor Merger Sub has paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement.

4.6                                 Litigation.  There is no investigation by any Governmental Entity with respect to Parent or Merger Sub pending or, to the knowledge of Parent or Merger Sub, threatened, nor has any Governmental Entity indicated to Parent or Merger Sub an intention to conduct the same, except for investigations that, either individually or in the aggregate, do not and could not reasonably be expected to have a Parent Material Adverse Effect.  There is no claim, action, suit, arbitration or proceeding pending or, to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective assets or properties, at law or in equity, or before any arbitrator or Governmental Entity that have had a Parent Material Adverse Effect.  There are no material judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that have had a Parent Material Adverse Effect.

4.7                                 Reports with the SEC.  Parent has furnished the Company (unless otherwise available on EDGAR) with complete and accurate copies of its annual report on Form 10-K for its two most recent fiscal years, all other reports or documents required to be filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the filing of the most recent annual report on Form 10-K and its most recent annual report to its stockholders.  Such reports and filings did not as of the time they were filed contain any material false statements or any misstatement of any material fact and did not omit to state any fact necessary to make the statements set forth therein not false or misleading, except to the extent corrected prior to the date hereof by a report subsequently filed by Parent with the SEC.  Parent has made all filings with the SEC which it is required to make, and Parent has not received any request from the SEC to file any amendment or supplement to any of the reports described in this paragraph.

Article 5

CONDUCT PRIOR TO THE EFFECTIVE TIME

5.1                                 Conduct of Business of the Company.  Between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, the Company and its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, (i) carry on their businesses in the ordinary course in substantially the same manner as heretofore conducted, pay their debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due subject to good faith disputes over such obligations, and use commercially reasonable efforts consistent with past practices (A) to preserve intact the present business organizations of the Company and its Subsidiaries, (B) to keep available the services of their present officers, employees and consultants and (C) to preserve their relationships with clients, suppliers and others having business relationships with them, to the end that the goodwill and ongoing business of the Company and its Subsidiaries be unimpaired at the Effective Time, and (ii) promptly notify Parent of any event or occurrence (X) not in the ordinary course of business of the Company and its Subsidiaries that has had a Company Material Adverse Effect or (Y) that could prevent or materially delay the consummation of the transactions contemplated hereunder.  In addition, between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to its terms, neither the Company nor any of its Subsidiaries shall, except to the extent that Parent shall otherwise consent in writing:

(a)          amend its certificate of incorporation or by-laws or other organizational documents;

(b)         declare or pay any dividends or distributions on its outstanding shares of capital stock nor purchase, redeem or otherwise acquire for consideration any shares of its capital stock, except repurchases of unvested stock from terminated employees in accordance with agreements in place as of the date hereof;

(c)          issue or sell any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, stock appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock;

(d)         borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any obligation or Liability for borrowed monies, except obligations incurred in the ordinary course of business consistent with past practices;

(e)          pay, discharge or satisfy any claim, obligation or Liability in excess of $25,000 (in any one case) or $50,000 (in the aggregate), other than the payment, discharge or satisfaction of obligations in the ordinary course of business consistent with past practices;

(f)            except as required by applicable law or this Agreement, adopt or amend any agreement or plan (including severance arrangements) for the benefit of its employees;

(g)         sell, mortgage, pledge or otherwise encumber or dispose of any of its assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, except in the ordinary course of business consistent with past practices;

(h)         acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any Person or any business or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or enter into any joint venture, strategic relationship or alliance in which the Company or any of its Subsidiaries agrees to share profits, pay royalties or share ownership of Company Proprietary Rights;

(i)             increase, (except as contemplated by this Agreement) the following amounts payable or to become payable: (i) the salary of any of its directors, officers,

employees or consultants, or (ii) any other compensation of its directors, officers, employees or consultants, including any increase in benefits under any Company Plan, other than benefits that are automatically increased pursuant to the express terms of such Company Plan as in effect on the date hereof;

(j)             amend or otherwise alter the Transaction Incentive Plan;

(k)          dispose of, permit to lapse, or otherwise fail to preserve material rights of the Company and its Subsidiaries in the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing material rights with respect thereto;

(l)             sell or grant any right to use all or any part of the Company Proprietary Rights, except in the ordinary course of business consistent with past practices;

(m)       waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $75,000;

(n)         make any capital expenditures either (i) other than in the ordinary course of business or (ii) in excess of $75,000 in the aggregate;

(o)         make any change in any method of accounting or accounting practice other than changes required to be made in order that the Company’s financial statements comply with GAAP; or

(p)         agree, whether in writing or otherwise, to take any action described in this Section 5.1.

5.2                                 Notification.  From the date hereof until the Effective Time, the Company may disclose to Parent in writing (in the form of an updated Disclosure Letter) any material variances from the representations and warranties contained in Article 3, resulting solely from events, occurrences or state of facts arising after the date hereof.  Unless Parent provides the Company with a termination notice pursuant to Section 9.1(b) (to the extent applicable) prior to the Effective Time following delivery by the Company of an updated Disclosure Letter pursuant to this Section 5.2, Parent shall be deemed to have accepted the updated Disclosure Letter for all purposes under this Agreement, including for indemnification under Article 8.

5.3                                 Tax Matters.  Without the prior written consent of Parent, which consent shall not be unreasonably withheld, neither the Company nor any of its Subsidiaries shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund or Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date.

Article 6

ADDITIONAL AGREEMENTS

6.1                                 Exclusivity.  From and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement in accordance with Article 9 hereof (the “Exclusivity Period”), the Company will not, directly or indirectly, through any of its Subsidiaries, director, officer, employee, Affiliate or agent of the Company or any of its Subsidiaries, or otherwise, take any action to solicit, initiate, seek, entertain, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition of the Company or any of its Subsidiaries, any merger or consolidation with or involving the Company or any of its Subsidiaries, or any acquisition of any material portion of the stock or assets or the Company or any of its Subsidiaries.  The Company agrees that, in no event, will the Company accept or enter into an agreement concerning any such third party acquisition transaction during the Exclusivity Period.  The Company will notify Parent immediately after receipt by any director or officer of the Company, or by any Affiliate, employee or agent to which the Company has Knowledge, at any time during the Exclusivity Period of any unsolicited proposal for, or inquiry respecting, any third party acquisition transaction involving the Company or any of its Subsidiaries or any request for nonpublic information in connection with such a proposal or inquiry, or for access to the properties, books or records of the Company or any of its Subsidiaries by any person, or entity that informs the Company or any of its Subsidiaries that it is considering making, or has made, such a proposal or inquiry.  Such notice to Parent will indicate the identity of the person making the proposal or inquiry but need not specify the terms and conditions of such proposal or inquiry.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1 by any Subsidiary, director, officer, employee, Affiliate or agent of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.1 by the Company.

6.2                                 Approval by Company Stockholders.

(a)          Promptly after the date hereof, the Company will take all action necessary in accordance with the DGCL and its certificate of incorporation and by-laws to solicit the adoption and approval of this Agreement and the Merger by the stockholders of the Company.  The Company will use its best efforts to take all action necessary or advisable to secure the vote or consent of its stockholders required by the DGCL to obtain such vote or consent.  The Company’s obligations in this Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any proposal for any third party acquisition transaction described in Section 6.1 above.  At the request of Parent from time to time, the Company shall apprise Parent of the progress of the Company toward obtaining the adoption and approval of this Agreement and the Merger by the Company’s stockholders and shall provide such documentation thereof as Parent shall reasonably request.  The Company shall afford Parent a reasonable opportunity to review and comment upon any written materials delivered to Company Stockholders under this Section 6.2.

(b)         The Board of Directors of the Company shall recommend that the Company’s stockholders vote for or consent in writing to the adoption and approval of this Agreement and the Merger.  Neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company’s stockholders vote for or consent in writing to the adoption and approval of this Agreement and the Merger.

6.3                                 Stockholder Agreements and Irrevocable Proxies.  Simultaneously with the execution of this Agreement, the Company shall cause certain stockholders of the Company, representing a majority of each of (a) the Company Class A Common Stock, (b) the Company Class B Common Stock, and (c) the Company Preferred Stock, to deliver to Parent an executed Stockholder Agreement in the form attached hereto as Exhibit F (collectively, the “Stockholder Agreements”) (including the irrevocable proxy attached thereto).

6.4                                 Regulatory Filings.

(a)          As promptly as practicable after the execution of this Agreement, each of Parent and the Company will prepare and file (i) with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as any comparable pre-merger notification forms required by the merger notification or control laws and regulations of any other applicable jurisdiction (the “Antitrust Filings”) and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Merger and the transactions contemplated by this Agreement (the “Other Filings”).  Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings pursuant to this Section 6.4.  Parent shall be responsible for payment of the HSR Act filing fee.

(b)         To the extent permitted by law, each of Parent and the Company will notify the other promptly upon the receipt of any comments from any government official in connection with any filing made pursuant hereto and of any request by any government official for amendments or supplements to any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to the Merger or any Antitrust Filing or Other Filing.  Each of Parent and the Company will cause all documents that it is responsible for filing with regulatory authorities under this Section 6.4 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder.  Whenever any event occurs which is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, Parent or the Company, as the case may be, will, to the extent permitted by law, promptly inform the other of such occurrence and cooperate in filing such amendment or supplement with any government official.

6.5                                 Confidentiality; Access to Information.

(a)          The parties acknowledge that the Company and Parent have previously executed a confidentiality agreement, dated as of August 25, 2003, as supplemented as of January 26th, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b)         Throughout the period prior to the earlier of the Effective Time or the termination of this Agreement pursuant to its terms, the Company and its Subsidiaries will afford Parent and Parent’s accountants, counsel and other representatives full and complete access, during regular business hours and upon reasonable notice, to the properties, books, records and personnel of the Company and its Subsidiaries to obtain all information concerning the business, operations, financial condition, results of operations, assets, properties, prospects and personnel, as Parent may reasonably request, and shall use reasonable efforts to cause their representatives and independent public accountants to furnish to Parent such additional financial and operating data and other information as Parent may reasonably request.  No information or knowledge obtained by Parent in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

6.6                                 Public Announcements.  Parent shall consult with the Company, and to the extent practicable, agree, before issuing any press release or otherwise making any public disclosure of information concerning the Merger or the other transactions contemplated hereby (including the negotiations with respect to the Merger and the terms and existence of this Agreement), and will not issue such press release or make any such public statement prior to such consultation and agreement, except as may be required by law or the applicable listing standards of The Nasdaq Stock Market, Inc.  The Company shall consult with Parent, and to the extent practicable, agree, before issuing any press release or otherwise making any public disclosure of information concerning the Merger or the other transactions contemplated hereby (including the negotiations with respect to the Merger and the terms and existence of this Agreement) and will not issue such press release or make any such public statement prior to such consultation and agreement, except as may be required by law.

6.7                                 Expenses.  Each party hereto shall be responsible for its own costs and expenses in connection with the negotiation, preparation or performance of this Agreement and the consummation of the transactions contemplated hereby, including fees and disbursements of consultants, investment bankers and other financial advisors, brokers and finders, counsel and accountants, whether or not the Merger shall be consummated.  The Company acknowledges and agrees that the Transaction Expenses shall reduce the Total Merger Consideration, as provided in Section 2.7(a).  Parent shall be responsible for payment of the HSR Act filing fee.

6.8                                 Escrow Agreement.  At the Closing, Parent and the Company Stockholder Representative shall enter into the Escrow Agreement with the Escrow Agent.

6.9                                 Employee Benefit Plans.  As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of the Company and its Subsidiaries shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Buyer Plans”) to the same extent as similarly-situated employees of the Parent and its Subsidiaries (it being understood that inclusion of the employees of the Company in Buyer Plans may occur at different times with respect to different plans).  For purposes of eligibility and vesting, Parent will cause the Surviving Corporation to credit and cause each Buyer Plan to credit each employee of the Company or any of its Subsidiaries with the number of months and years of service credited to such employee under a corresponding Company Plan as of the Closing Date.  Any Buyer Plan that is an employee welfare benefit plan (as defined in Section 3(1)) of ERISA shall (i) recognize expenses and claims incurred by any employee (and any eligible dependents or beneficiaries thereof) of the Company or any of its Subsidiaries in the year in which the Closing Date occurs for the purposes of computing deductible amounts, co-payments or other limitations on coverage under the Buyer Plans, and (ii) provide coverage for any pre-existing health condition of any employee (and any eligible dependents or beneficiaries thereof) of the Company or any of its Subsidiaries.

6.10                           Resignations and Agreement Termination.  Unless otherwise requested by Parent, each member of the board of directors of the Company and each of its Subsidiaries shall resign as a director of the Company and each Subsidiary, as applicable, effective as of the Effective Time.  The Amended and Restated Professional Services Agreement, dated as of June 10, 1999, by and between GTCR Golder Rauner, L.L.C. and TDRC Group, Inc. (the “Professional Services Agreement”) shall be terminated effective as of the Effective Time, and after such termination neither the Company nor Parent shall have any liability or obligation thereunder.

6.11                           Stock Options and Parent Stock.

(a)          Stock Options.  Subject to compliance with applicable law, Parent shall cause to be issued, to the individuals listed in Section 6.11 of the Disclosure Letter, options to purchase the numbers of shares of Parent Stock set forth opposite their names in Section 6.11 of the Disclosure Letter, at an exercise price equal to the last sale price of the Parent Stock as reported on the Nasdaq National Market on the date of grant (which shall be the first meeting of Parent’s Compensation Committee following the Closing), each of which options shall have a term of ten years and shall become exercisable to the extent of 25% of the total number of shares of Parent Stock subject to such option on each of the first, second, third and fourth anniversaries of the date of grant.

(b)         Parent Stock.  Subject to compliance with applicable law, Parent shall sell an aggregate of $3,000,000 in shares of Parent Stock (which shares (i) shall be valued, for the purposes of determining the number of shares to be sold, based on the average closing price of the shares on the Nasdaq National Market for the ten trading days prior to the date of the first public announcement of the signing of this Agreement, and (ii) shall be subject to such restrictions on transfer as Parent shall deem appropriate for a period of not more than three years from the date of issuance), to the individuals listed in Section 6.11 of the Disclosure Letter and in the amount of Parent Stock set forth opposite their names in Section 6.11 of the Disclosure Letter, payment for which may be made by delivery of a full recourse promissory note (bearing interest at the applicable federal rate as of the Effective Time).

6.12                           Unpaid Consultant Bonuses.  The Unpaid Consultant Bonuses shall be paid by the Company immediately prior to the Effective Time.

6.13                           Indemnity Insurance.  The Company shall use commercially reasonable efforts to procure an irrevocable commitment from an insurer of national reputation and sound financial condition (in each case reasonably satisfactory to Parent) to provide to the Company at the Closing, subject only to payment of the premium therefor, an indemnity insurance policy (the “Indemnity Insurance Policy”) providing coverage of $10,000,000 for any one or more breaches of the representations of the Company in Sections 3.2, 3.10, 3.15(a) and 3.17 (the “Fundamental Representations”) and containing such terms and conditions as are reasonably satisfactory to Parent, which policy shall name Parent as an insured.  Each of Parent and the Company shall be responsible for the payment of one-half of the premium for the Indemnity Insurance Policy; provided, however, that in no event shall the Company be required to pay more than $500,000 toward such premium.

6.14                           Deferred Compensation Plan.  The Company shall establish and put in place prior to the Closing a deferred compensation plan with the terms and conditions identified in Section 6.14 of the Disclosure Letter and covering those employees listed in Section 6.14 of the Disclosure Letter.

6.15                           Takeover Statute.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stockholder Agreements, each of Parent, Merger Sub and Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.16                           Payment of Outstanding Indebtedness.  Simultaneous with the Closing, Parent shall pay the Outstanding Indebtedness set forth in Section 6.16 of the Disclosure Letter.

6.17                           Further Assurances.  Subject to terms and conditions herein provided, each of the parties, severally and not jointly, agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, (a) Parent, the Company and Merger

Sub each, severally and not jointly, will use commercially reasonable efforts to obtain all approvals, authorizations, consents and waivers from, and give all notices to, any public or private third parties that are necessary on its part in order to consummate the transactions contemplated hereby, (b) Parent will use commercially reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.3 to be satisfied, and (c) the Company will use commercially reasonable efforts to cause the conditions set forth in Sections 7.1 and 7.2 to be satisfied.

Article 7

CONDITIONS PRECEDENT

7.1                                 Conditions Precedent to the Obligations of Each Party.  The obligations of the parties hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(a)          Company Stockholder Approval.  The stockholders of the Company shall have adopted and approved this Agreement, the Merger and the other transactions contemplated hereby by the vote required under the DGCL and the certificate of incorporation and by-laws of the Company.

(b)         HSR Act.  All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(c)          No Injunction.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Merger or the other transactions contemplated hereby shall be in effect (each party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding with a reasonable likelihood of success shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the Merger or any of the other transactions contemplated hereby.

(d)         Illegality.  There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any state or federal government agency that would prohibit or materially restrict the consummation of the Merger or the other transactions contemplated hereby.

7.2                                 Conditions Precedent to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties.  The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and except to the extent that any such inaccuracies, individually or in the aggregate, would not have a Company Material

Adverse Effect or a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement, with the same force and effect as if made on and as of the Effective Time.

(b)         Agreements and Covenants.  The Company shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Effective Time.

(c)          No Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

(d)         Officer’s Certificate.  Parent shall have received a certificate, dated the date of the Closing and signed by the President and Chief Executive Officer of the Company, to the effect set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(e)          Legal Opinion.  Parent and Merger Sub shall have received an opinion from Kirkland & Ellis LLP, counsel to the Company, in substantially the form attached as Exhibit G hereto.

(f)            Escrow Agreement.  The Company Stockholder Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(g)         Employment Agreements.  Parent shall have entered into employment agreements with the Company’s Managing Directors to the extent set forth on Schedule 7.2(g).

(h)         Resignations and Agreement Termination.  Parent shall have received the written resignations of the directors of the Company and each of its Subsidiaries in accordance with Section 6.10.  The Professional Services Agreement shall have been terminated in accordance with Section 6.10.

(i)             Third Party Consents.  All third party consents or approvals listed in Section 7.2(i) of the Disclosure Letter shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third party.

(j)             Client Conflicts.  Parent shall have received reasonably satisfactory assurances that client engagements of the Company representing greater than or equal to 10% of the Company’s revenues in fiscal year 2003 do not create irreconcilable business conflicts with Parent’s past or present client engagements (other than the Company’s engagement with the Official Committee of Unsecured Creditors’ of Enron Corp.).

(k)          Transaction Incentive Plan.  The Company shall have obtained a release from each participant in the Transaction Incentive Plan, in form and substance reasonably satisfactory to Parent, and each such participant shall have agreed to be subject to the provisions of Section 2.13.

(l)             Dissenters’ Rights.  As of the Closing Date, the aggregate number of Dissenting Shares shall not exceed ten percent (10%) of the total number of shares of Company Stock issued and outstanding immediately prior to the Closing Date.

(m)       Company Options and Warrants.  Parent shall be reasonably satisfied that all subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock, shall have been cancelled and of no further force or effect.

7.3                                 Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following additional conditions:

(a)          Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and except to the extent that any such inaccuracies, individually or in the aggregate, would not have a Parent Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time.

(b)         Agreements and Covenants.  Parent and Merger Sub shall have performed in all material respects all of their agreements and covenants set forth herein that are required to be performed at or prior to the Effective Time.

(c)          Officer’s Certificate.  The Company shall have received a certificate, dated the date of the Closing and signed by the President and Chief Executive Officer or the Chief Financial Officer of Parent, to the effect set forth in Sections 7.3(a) and 7.3(b).

(d)         Legal Opinion.  The Company shall have received an opinion from Foley Hoag LLP, counsel to Parent, in substantially the form attached as Exhibit H hereto.

(e)          Escrow Agreement.  Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

(f)            Payment of Outstanding Indebtedness.  Simultaneous with the Closing, Parent shall pay the Outstanding Indebtedness set forth in Section 6.16 of the Disclosure Letter.

(g)         Payment of Merger Consideration.  Parent shall have paid all Merger Consideration due at Closing to the Company Stockholder Representative.

Article 8

INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

8.1                                 Agreement to Indemnify.

(a)          Parent Claims.  Subject to the terms and conditions of this Article 8, the Company Stockholders and the Transaction Incentive Plan Recipients hereby severally (and not jointly) agree (without any right of contribution from the Company or the Surviving Corporation or any right of indemnification against the Company or the Surviving Corporation) to indemnify, defend and hold harmless Parent and each of its Subsidiaries and each of their respective directors, officers, agents and Affiliates (collectively, the “Parent Group”) from and against any loss (which term shall include any amount described in clauses (iii) through (vii) below), liability, damage (other than punitive damages awarded for the benefit of a member of the Parent Group), cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by any member of the Parent Group (collectively, all such amounts are hereinafter referred to as “Parent Claims”) for any of the following: (i) as a result of any breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement or in any other agreement, certificate or other document among or between the parties contemplated by or referred to herein, (ii) as a result of any claim that the Company Stockholder Representative has not properly distributed the Total Merger Consideration, (iii) in the amount, if any, by which the Outstanding Indebtedness, the Transaction Expenses and the Transaction Incentive Plan Payments exceed the respective amounts thereof set forth in the certificate delivered to Parent pursuant to Section 2.7(a)(5), (iv) in the amount, if any, owed to Parent pursuant to Section 2.8(d), (v) in the amount, if any, owed to Parent pursuant to Section 2.8(f), (vi) in the amount of any Transaction Related D&O Indemnity Claims, and (vii) in the amount, if any, by which the Uncollectible Receivables exceed the sum of (A) the allowance for doubtful accounts stated on the Final Statement of Closing Working Capital and (B) the reserve with respect to unbilled work-in-process stated on the Final Statement of Closing Working Capital.  The “Uncollectible Receivables” shall mean the amount of accounts receivable stated on the Final Statement of Closing Working Capital (calculated without regard to the allowance for doubtful accounts, and excluding the Special Receivables which are accounts receivable) and unbilled work-in-process stated on the Final Statement of Closing Working Capital (calculated without regard to any reserve with respect thereto, and excluding the Special Receivables which are unbilled work-in-process) which shall not have been billed and collected on or before March 31, 2005 (the “2005 Uncollectible Amount”); provided, however, that as of March 31, 2006 the Uncollectible Receivables shall be recalculated and shall mean the 2005 Uncollectible Amount plus the amount of Special Receivables which shall not have been billed and collected on or before March 31, 2006.

(b)         Benefit of Parent Group.  With respect to any member of the Parent Group other than Parent, the Company Stockholders, the Company Stockholder Representative and the Transaction Incentive Plan Recipients acknowledge and agree that Parent is contracting on its own behalf and for such member and Parent shall obtain and hold the rights and benefits provided for in this Section 8.1 in trust for and on behalf of such member.

8.2                                 Survival.  All representations, warranties, covenants and agreements made by any party in this Agreement or any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of any other party, subject to the following:

(a)          except with respect to the Fundamental Representations, the Company Stockholders and the Transaction Incentive Plan Recipients shall be obligated to indemnify members of the Parent Group for Parent Claims arising out of or relating to a breach of any representation or warranty only if Parent has given the Company Stockholder Representative written notice of such Parent Claim on or before March 15, 2005;

(b)         with respect to the Fundamental Representations, the Company Stockholders and the Transaction Incentive Plan Recipients shall be obligated to indemnify members of the Parent Group for Parent Claims arising out of or relating to a breach of any such Fundamental Representation only if Parent has given the Company Stockholder Representative written notice of such Parent Claims on or prior to the date of expiration of the applicable statute of limitations relating to such Parent Claim;

(c)          with respect to any claim for indemnification pursuant to clause (vii) of Section 8.1(a), the Company Stockholders and the Transaction Incentive Plan Recipients shall be obligated to indemnify members of the Parent Group only if Parent has given the Company Stockholder Representative written notice of such Parent Claims on or prior to April 15, 2006; and

(d)         with respect to any other claim for indemnification the Company Stockholders and the Transaction Incentive Plan Recipients shall be obligated to indemnify members of the Parent Group only if Parent has given the Company Stockholder Representative written notice of such Parent Claims on or prior to March 31, 2005; and

(e)          notwithstanding the foregoing, there shall be no time limit with respect to the obligations of the Company Stockholders and the Transaction Incentive Plan Recipients to indemnify members of the Parent Group for Parent Claims arising out of or relating to fraudulent misrepresentations or actions by the Company, any Company Stockholder or any Transaction Incentive Plan Recipients (collectively, “Fraud Claims”).

8.3                                 Limitation of Company Stockholders’ and Transaction Incentive Plan Recipients’ Liability for Certain Parent Claims.  The obligations and liabilities of the Company Stockholders and the Transaction Incentive Plan Recipients hereunder with respect to indemnification for Parent Claims shall be subject to the following limitations:

(a)          All Parent Claims (other than claims for a breach of a Fundamental Representation and Fraud Claims) shall be brought and recovered by Parent solely by the return to Parent of property from the Escrow Fund.

(b)         All Parent Claims with respect to any breach of the Fundamental Representations shall be brought and recovered by Parent solely (i) first, by the return to Parent of property from the Escrow Fund, and (ii) second, upon depletion of the Escrow Fund, by payments pursuant to claims made under the Indemnity Insurance Policy.

(c)          No indemnification shall be required to be made by the Company Stockholders and the Transaction Incentive Plan Recipients pursuant to clause (i) of Section 8.1(a) unless the amount of Parent Claims exceeds $500,000 in the aggregate, in which case the Company Stockholders’ and the Transaction Incentive Plan Recipients’ indemnification obligations shall apply to the amount of such Parent Claims in excess of $300,000; provided, however, that the limitation contained in this Section 8.3(c) shall not apply to Fraud Claims.

(d)         With respect to Parent Claims arising out of or relating to Fraud Claims, only those Company Stockholders and the Transaction Incentive Plan Recipients who are responsible for such claims shall be liable for indemnification hereunder.

8.4                                 Process of Indemnification for Parent Claims.

(a)          Recovery by Parent.  In seeking to collect the amount of any Parent Claim that a member of the Parent Group has established and is entitled to indemnification hereunder, Parent shall first give the Company Stockholder Representative written notice of such Parent Claim.  Such notice shall contain a reasonably detailed summary of the basis for the Parent Claim and the provision or provisions of this Agreement under which such indemnification is sought.  If the Company Stockholder Representative does not dispute the basis or amount of any Parent Claim within 30 days of receiving written notice thereof, Parent shall have the right promptly to recover indemnity as and to the extent provided herein.  If the Company Stockholder Representative disagrees with the basis for or amount of the Parent Claim, then within 30 days of receiving written notice thereof, the Company Stockholder Representative shall give notice to Parent of such disagreement and, in that case, Parent shall have the right promptly to recover indemnity for any undisputed amount as and to the extent provided herein, but shall have no right to recover indemnity for any disputed amount hereunder until such time, if at all, as (a) a court of competent jurisdiction issues a final, non-appealable order specifying the amount of Parent’s recovery, in which case Parent shall have the right promptly to recover the amount so specified (subject to the limitations contained in this Article 8) or (b) Parent and the Company Stockholder Representative agree in writing to the amount of Parent’s recovery, in which case Parent shall have the right promptly to recover the amount so agreed.

(b)         Third-Party Parent Claims.  Parent agrees to notify the Company Stockholder Representative promptly of any claims asserted by third parties that, in the opinion of Parent, are reasonably likely to give rise to indemnification hereunder (“Third-Party Parent Claims”), provided that Parent’s failure to notify will not affect its right to indemnification hereunder except to the extent that the indemnifying parties are prejudiced thereby.  Parent shall permit the Company Stockholder Representative to assume the defense of any such Third-Party Parent Claim and to select counsel to conduct the defense of such Third-Party Parent Claim, which counsel shall be subject to the prior written approval of Parent (whose approval shall not be unreasonably withheld).  Parent may participate in such defense at its own expense; provided, however, that the indemnifying parties shall pay such expense if Parent shall reasonably conclude that there is a substantial probability of a conflict between the positions of the indemnifying parties and Parent in conducting the defense of any such Third-Party Parent Claim or that there may be legal defenses available to it that are different from or additional to those available to the indemnifying parties.  Parent agrees that it will not settle any Third-Party Parent Claims without the consent of the Company Stockholder Representative, which consent shall not be unreasonably withheld or delayed.  Parent further agrees that if the Company Stockholder Representative wishes to enter into a settlement with respect to a Third-Party Parent Claim on terms reasonably acceptable to Parent, Parent will cooperate in such settlement, provided that such settlement includes, as an unconditional term thereof, the giving by the third party to Parent of a release from all liability in respect of such Third-Party Parent Claim.

8.5                                 Determination of Loss Amount.  The amount of any loss subject to indemnification under Section 8.1 shall be calculated (i) net of any Tax Benefit (as defined below) inuring to the indemnitee on account of such loss and (ii) net of any insurance proceeds received or receivable by the indemnitee on account of such loss (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim, and excluding any insurance proceeds related to the Indemnity Insurance Policy which are payable in order to indemnify the loss amount calculated hereunder).  If the indemnitee receives a Tax Benefit on account of such loss after an indemnification payment is made to it, the indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the indemnitee.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which are paid or otherwise would have been paid on account of such loss, for the immediate tax year in which such loss occurs, in an aggregate amount of refund or reduction that exceeds $50,000, and in each case computed at the highest marginal tax rates applicable to the recipient of such benefit.  The indemnitee shall seek full recovery under all insurance policies covering any loss to the same extent as they would if such loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any indemnitee with respect to any loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such indemnitee.  For Tax purposes, the parties agree to treat all payments made under this Article 8 as adjustments to the Total Merger Consideration.

8.6                                 Exclusive Remedies.  Members of the Parent Group shall have no claim or cause of action, whether in contract, tort, under statute or otherwise, against the Company Stockholders for monetary damages arising out of or relating to this Agreement and the representations, warranties, covenants and agreements contained herein apart from the remedies set forth in Article 8 hereof.

Article 9

TERMINATION

9.1                                 Termination Events.  This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

(a)          by mutual written consent of Parent, Merger Sub and the Company;

(b)         by Parent or Merger Sub if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and such breach has not been cured within ten (10) business days after written notice to the Company (provided, that neither Parent nor Merger Sub is in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.2(a) or Section 7.2(b) hereof, as the case may be, will not be satisfied;

(c)          by the Company if there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and such breach has not been cured within (10) ten business days after written notice to Parent and Merger Sub (provided, that the Company is not in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 7.3(a) or Section 7.3(b) hereof, as the case may be, will not be satisfied;

(d)         by any party hereto if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity which would make consummation of the Merger illegal or which would prohibit Parent’s ownership or operation of all or a material portion of the business or assets of the Company, or compel Parent to dispose of or hold separate all or a material portion of the business or assets of the Company or Parent as a result of the Merger; or

(e)          by any party hereto if the Merger shall not have been consummated by May 31, 2004.

Where action is taken to terminate this Agreement pursuant to this Section 9.1, such action shall be authorized by the board of directors of the party taking such action.

9.2                                 Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective directors, officers, employees, stockholders, Affiliates or agents, except to the extent that a party hereto is in willful breach of any of its representations or warranties set forth in this Agreement, or in breach of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of Sections 6.5(a) and 6.7 hereof and Article 9 and Article 10 hereof shall remain in full force and effect and survive any termination of this Agreement.

Article 10

MISCELLANEOUS

10.1                           Amendments and Supplements.  Prior to the Effective Time, except as provided in Section 5.2., this Agreement may be amended, modified or supplemented only by an instrument in writing signed by Parent, Merger Sub and the Company.  After the Effective Time, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by Parent, Merger Sub and Persons (or, if applicable, their respective heirs, legal representatives, successors and assigns) who held a majority of the voting power represented by the shares of Company Stock issued and outstanding immediately prior to the Effective Time.

10.2                           Waiver.  The terms and conditions of this Agreement may be waived only by a written instrument signed by the party waiving compliance.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.  No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.  The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

10.3                           Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The State of Delaware, without regard to its principles of conflicts of laws.

10.4                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable overnight courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed:

To Parent or Merger Sub:

Charles River Associates Incorporated
200 Clarendon Street, T-33
Boston, Massachusetts 02116
Facsimile: (617) 425-3790
Attention:	J. Phillip Cooper
Executive Vice President, Chief Financial Officer

With a copy (which shall not constitute notice to Parent or Merger Sub) to:

Foley Hoag LLP
Seaport World Trade Center West
Boston, Massachusetts 02210

Facsimile: (617) 832-7000
Attention: Peter M. Rosenblum, Esq.

To the Company:

InteCap, Inc.
1401 New York Avenue, N.W.
Suite 1200
Washington, D.C. 20005
Facsimile: (202) 408-0273
Attention: William E. Dickenson, Chief Executive Officer

To the Company Stockholder Representative:

William E. Dickenson
c/o InteCap, Inc.
1401 New York Avenue, NW
Suite 1200
Washington, D.C. 20005
Facsimile: (202) 408-0273

With a copy (which shall not constitute notice to the Company or the Company Stockholder Representative) to:

Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Facsimile: (312) 861-2200
Attention: Stephen L. Ritchie, P.C.

10.5                           Entire Agreement.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.  Each party hereto acknowledges that, in entering into this Agreement and completing the transactions contemplated hereby, such party is not relying on any representation, warranty, covenant or agreement not expressly stated in this Agreement or in the agreements, certificates and other documents among or between the parties contemplated by or referred to herein.

10.6                           Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement is not intended to confer upon any person other than the parties hereto and members of the Parent Group (and such parties’ and members’ respective successors, assigns, heirs and legal representatives) any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and obligations of the parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all parties hereto, except that certain rights and obligations of Merger Sub and the Company may be assigned and delegated to the Surviving Corporation as a result of the Merger without any further consent hereunder.

10.7                           Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

10.8                           Disclosure Generally.  If and to the extent any information required to be disclosed in a particular schedule (or updated schedule) is contained in this Agreement or in any other schedule (or updated schedule), such information shall be deemed to be included in such particular schedule (or updated schedule) to the extent it is reasonably apparent that the existing disclosure applies to the information requirement for such particular schedule (or updated schedule).  The inclusion of any information in any schedule (or updated schedule) shall not be deemed to be an admission or acknowledgement by the Company, in and of itself, that such information is material to or outside the ordinary course of the businesses of the Company or its Subsidiaries.

10.9                           GAAP Application Generally.  For purposes of clarification, in all cases where the Company’s booked revenue, accounts receivable and work in process are discussed in this Agreement, they are to be determined under GAAP as applied on a basis, and using methodologies, consistent with the Audited Financial Statements, and shall not be affected by the application of GAAP by Parent in ways that differ from such basis.

10.10                     Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement.

*     *     *     *     *

IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed as an agreement under seal as of the date first above written.

Charles River Associates Incorporated

/s/ J. Phillip Cooper
By:	J. Phillip Cooper
Title:	Executive Vice President, Chief Financial Officer and Treasurer

IP Acquisition Corp.

/s/ J. Phillip Cooper
By:	J. Phillip Cooper
Title:	Vice President and Treasurer

InteCap, Inc.

/s/ William E. Dickenson
By:	William E. Dickenson
Title:	Chief Executive Officer

Company Stockholder Representative:

/s/ William E. Dickenson
Name: William E. Dickenson

List of Exhibits

Exhibit A	Certificate of Merger

Exhibit B	Form of Company Certificate regarding Outstanding Indebtedness, Transaction Expenses and Transaction Incentive Plan Payments

Exhibit C	Escrow Agreement

Exhibit D	Form of Transmittal Letter

Exhibit E	Form of Company Employee Confidentiality Agreement

Exhibit F	Form of Stockholder Agreement

Exhibit G	Form of Opinion of Kirkland & Ellis LLP

Exhibit H	Form of Opinion of Foley Hoag LLP

Schedules and Exhibits Omitted Pursuant to Item 601(b)(2) of Regulation S-K

The following schedules and exhibits to the Agreement and Plan of Merger were omitted from this Exhibit 2.1 pursuant to Item 601(b)(2) of Regulation S-K.  We agree to furnish supplementally to the Securities and Exchange Commission copies of these omitted schedules and exhibits upon request.

Disclosure Letter of InteCap, Inc.
Exhibit A	Certificate of Merger
Exhibit B	Form of Company Certificate regarding Outstanding Indebtedness, Transaction Expenses and Transaction Incentive Plan Payments
Exhibit C	Escrow Agreement
Exhibit D	Form of Transmittal Letter
Exhibit E	Form of Company Employee Confidentiality Agreement
Exhibit F	Form of Stockholder Agreement
Exhibit G	Form of Opinion of Kirkland & Ellis LLP
Exhibit H	Form of Opinion of Foley Hoag LLP